EXHIBIT 99.1

Report of Independent Registered Public Accounting Firm

To the Board of Directors and Shareholders of Trinseo S.A.:

In our opinion, the accompanying consolidated balance sheets and related consolidated statements of operations, of comprehensive income (loss), of shareholders’ equity and of cash flows present fairly, in all material respects, the financial position of Trinseo S.A. and its subsidiaries at December 31, 2014 and December 31, 2013, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 2014 in conformity with accounting principles generally accepted in the United States of America. In addition, in our opinion, the financial statement schedule listed in the accompanying index presents fairly, in all material respects, the information set forth therein when read in conjunction with the related consolidated financial statements. These financial statements and financial statement schedule are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements and financial statement schedule based on our audits. We conducted our audits of these statements in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

/s/ PricewaterhouseCoopers LLP

Philadelphia, Pennsylvania

March 10, 2015, except for the effect of the change in the composition of reportable segments discussed in Note 1 and Note 19 to the consolidated financial statements, as to which the date is May 11, 2015

TRINSEO S.A.

Consolidated Balance Sheets

(In thousands, except per share data)

	December 31,
	2014	2013
Assets
Current assets
Cash and cash equivalents	$220,786	$196,503
Accounts receivable, net of allowance	601,066	717,482
Inventories	473,861	530,191
Deferred income tax assets	11,786	9,820
Other current assets	15,164	22,750

Total current assets	1,322,663	1,476,746

Investments in unconsolidated affiliates	167,658	155,887
Property, plant and equipment, net	556,697	606,427
Other assets
Goodwill	34,574	37,273
Other intangible assets, net	165,358	171,514
Deferred income tax assets—noncurrent	46,812	42,938
Deferred charges and other assets	62,354	83,996

Total other assets	309,098	335,721

Total assets	$2,356,116	$2,574,781

Liabilities and shareholders’ equity
Current liabilities
Short-term borrowings	$7,559	$8,754
Accounts payable	434,692	509,093
Income taxes payable	9,413	9,683
Deferred income tax liabilities	1,413	2,903
Accrued expenses and other current liabilities	120,928	136,129

Total current liabilities	574,005	666,562

Noncurrent liabilities
Long-term debt	1,194,648	1,327,667
Deferred income tax liabilities—noncurrent	27,311	26,932
Other noncurrent obligations	239,287	210,418

Total noncurrent liabilities	1,461,246	1,565,017

Commitments and contingencies (Note 15)
Shareholders’ equity
Common stock, $0.01 nominal value, 50,000,000 shares authorized at December 31, 2014 and 2013, 48,770 shares and 37,270 shares issued and outstanding as of December 31, 2014 and 2013, respectively	488	373
Additional paid-in-capital	547,530	339,055
Accumulated deficit	(151,936)	(84,604)
Accumulated other comprehensive income (loss)	(75,217)	88,378

Total shareholders’ equity	320,865	343,202

Total liabilities and shareholders’ equity	$2,356,116	$2,574,781

The accompanying notes are an integral part of these consolidated financial statements.

TRINSEO S.A.

Consolidated Statements of Operations

(In thousands, except per share data)

	Year Ended December 31,
	2014	2013	2012
Net sales	$5,127,961	$5,307,414	$5,451,909
Cost of sales	4,830,640	4,949,404	5,115,188

Gross profit	297,321	358,010	336,721
Selling, general and administrative expenses	232,586	216,858	182,069
Equity in earnings of unconsolidated affiliates	47,749	39,138	27,140

Operating income	112,484	180,290	181,792
Interest expense, net	124,923	132,038	109,971
Loss on extinguishment of long-term debt	7,390	20,744	—
Other expense, net	27,784	27,877	23,979

Income (loss) before income taxes	(47,613)	(369)	47,842
Provision for income taxes	19,719	21,849	17,560

Net income (loss)	$(67,332)	$(22,218)	$30,282

Weighted average shares- basic and diluted	43,476	37,270	16,123
Net income (loss) per share- basic and diluted	$(1.55)	$(0.60)	$1.88

The accompanying notes are an integral part of these consolidated financial statements.

TRINSEO S.A.

Consolidated Statements of Comprehensive Income (Loss)

(In thousands, unless otherwise stated)

	Year Ended December 31,
	2014	2013	2012
Net income (loss)	$(67,332)	$(22,218)	$30,282
Other comprehensive income (loss), net of tax (tax amounts shown in millions below for 2014, 2013, and 2012, respectively):
Cumulative translation adjustments (net of tax of $0, $0, and $0.1)	(133,901)	53,339	23,872
Pension and other postretirement benefit plans before reclassifications:
Prior service credit (cost) arising during period (net of tax of $3.2, $1.7, and $0)	9,529	10,548	—
Net gain (loss) arising during period (net of tax of $(15.1), $(1.3), and $(17.7))	(42,442)	(3,545)	(51,880)
Amounts reclassified from accumulated other comprehensive income (loss)(1):
Curtailment and settlement loss (gain) (net of tax of $0.2, $0.6, and $0)	1,570	1,502	(247)
Amortization of prior service cost (credit) included in net periodic pension costs (net of tax of $(0.1), $(0.1), and $0.1)	(838)	(890)	94
Amortization of net loss (gain) included in net periodic pension costs (net of tax of $0.8, $1.0, and $(0.2))	2,487	2,851	(454)

Total other comprehensive income (loss)	(163,595)	63,805	(28,615)

Comprehensive income (loss)	$(230,927)	$41,587	$1,667

(1)	These other comprehensive income (loss) components are included in the computation of net periodic benefit costs (see Note 16)

The accompanying notes are an integral part of these consolidated financial statements.

TRINSEO S.A.

Consolidated Statements of Shareholders’ Equity

(In thousands)

	Common stock		Additional Paid-In	Accumulated Other Comprehensive	Accumulated
	Shares	Amount	Capital	Income (Loss)	Deficit	Total
Balance at December 31, 2011	137	$1	$159,994	$53,188	$(92,668)	$120,515
Contributions from shareholder (Note 12)	37,133	372	161,783	—	—	162,155
Net income	—	—	—	—	30,282	30,282
Other comprehensive loss	—	—	—	(28,615)	—	(28,615)
Stock-based compensation	—	—	7,328	—	—	7,328

Balance at December 31, 2012	37,270	$373	$329,105	$24,573	$(62,386)	$291,665
Net loss	—	—	—	—	(22,218)	(22,218)
Other comprehensive income	—	—	—	63,805	—	63,805
Stock-based compensation	—	—	9,950	—	—	9,950

Balance at December 31, 2013	37,270	$373	$339,055	$88,378	$(84,604)	$343,202
Issuance of common stock (Note 12)	11,500	115	197,974	—	—	198,089
Net loss	—	—	—	—	(67,332)	(67,332)
Other comprehensive loss	—	—	—	(163,595)	—	(163,595)
Stock-based compensation	—	—	10,501	—	—	10,501

Balance at December 31, 2014	48,770	$488	$547,530	$(75,217)	$(151,936)	$320,865

The accompanying notes are an integral part of these consolidated financial statements.

TRINSEO S.A.

Consolidated Statements of Cash Flows

(In thousands)

	Year Ended December 31,
	2014	2013	2012
Cash flows from operating activities
Net income (loss)	$(67,332)	$(22,218)	$30,282
Adjustments to reconcile net income (loss) to net cash provided by operating activities
Depreciation and amortization	103,706	95,196	85,604
Amortization of deferred financing costs and issuance discount	9,937	9,547	8,537
Deferred income tax	4,833	4,215	4,734
Stock-based compensation	10,501	9,950	7,328
Earnings of unconsolidated affiliates, net of dividends	(12,750)	(16,638)	(6,169)
Unrealized net losses on foreign exchange forward contracts	4,554	—	—
Contingent gain on sale of business	(623)	—	—
Loss on extinguishment of debt	7,390	20,744	—
Prepayment penalty on long-term debt	(3,975)	—	—
Loss (gain) on sale of businesses and other assets	(116)	4,186	263
Impairment charges	—	13,851	245
Changes in assets and liabilities
Accounts receivable	68,483	(5,643)	84,678
Inventories	22,605	55,369	(87,241)
Accounts payable and other current liabilities	(5,697)	15,001	67,887
Income taxes payable	259	(1,241)	(5,142)
Other assets, net	(2,527)	2,384	(12,672)
Other liabilities, net	(22,027)	26,632	7,781

Cash provided by operating activities	117,221	211,335	186,115

Cash flows from investing activities
Capital expenditures	(98,606)	(73,544)	(118,504)
Proceeds from capital expenditures subsidy	—	18,769	6,079
Proceeds from the sale of businesses and other assets	6,257	15,221	253
Payment for working capital adjustment from sale of business	(700)	—	—
Advance payment received (refunded)	—	(2,711)	2,602
Distributions from unconsolidated affiliates	978	1,055	—
(Increase) / decrease in restricted cash	(533)	7,852	(7,725)

Cash used in investing activities	(92,604)	(33,358)	(117,295)

Cash flows from financing activities
Proceeds from initial public offering, net of offering costs	198,087	—	—
Deferred financing fees	—	(48,255)	(8,080)
Short term borrowings, net	(56,901)	(42,877)	(37,887)
Capital contribution	—	—	162,155
Repayments of Term Loans	—	(1,239,000)	(147,000)
Proceeds from issuance of Senior Notes	—	1,325,000	—
Repayments of Senior Notes	(132,500)	—	—
Proceeds from Accounts Receivable Securitization Facility	308,638	376,630	113,828
Repayments of Accounts Receivable Securitization Facility	(309,205)	(471,696)	(130,233)
Proceeds from Revolving Facility	—	405,000	1,105,000
Repayments of Revolving Facility	—	(525,000)	(1,135,000)

Cash provided by (used in) financing activities	8,119	(220,198)	(77,217)
Effect of exchange rates on cash	(8,453)	2,367	(559)

Net change in cash and cash equivalents	24,283	(39,854)	(8,956)
Cash and cash equivalents—beginning of period	196,503	236,357	245,313

Cash and cash equivalents—end of period	$220,786	$196,503	$236,357

Supplemental disclosure of cash flow information
Cash paid for income taxes, net of refunds	$5,097	$24,779	$20,444
Cash paid for interest, net of amounts capitalized	$119,820	$83,509	$98,046
Accrual for property, plant and equipment	$18,245	$11,156	$13,155

The accompanying notes are an integral part of these consolidated financial statements.

TRINSEO S.A.

Notes to Consolidated Financial Statements

(Dollars in thousands, unless otherwise stated)

NOTE 1—ORGANIZATION AND BUSINESS ACTIVITIES

Organization

On June 3, 2010, Bain Capital Everest Manager Holding SCA (the “Parent”), an affiliate of Bain Capital Partners, LLC (“Bain Capital”), was formed through investment funds advised or managed by Bain Capital. Dow Europe Holding B.V. (together with The Dow Chemical Company, “Dow”) retained an indirect ownership interest in the Parent. Trinseo S.A. (“Trinseo”, and together with its subsidiaries, the “Company”) was also formed on June 3, 2010, incorporated under the existing laws of the Grand Duchy of Luxembourg. At that time, all common shares of Trinseo were owned by the Parent. On June 17, 2010, Trinseo acquired 100% of the former Styron business from Dow. The Company commenced operations immediately upon the acquisition of the former Styron business from Dow.

On May 30, 2014, the Company amended its Articles of Association to effect a 1-for-436.69219 reverse stock split of its issued and outstanding common stock (“reverse split”) and to increase its authorized shares to 50.0 billion. All share and per share data have been retroactively adjusted in the accompanying financial statements to give effect to the reverse split.

On June 17, 2014, Trinseo completed an initial public offering (the “IPO”) of 11,500,000 ordinary shares at a price of $19.00 per share, which included 1,500,000 shares sold pursuant to the underwriters’ exercise of their over-allotment option. The Company received cash proceeds of $203.2 million from this transaction, net of underwriting discounts. See Note 12 for more information.

Business Activities

The Company is a leading global materials company engaged in the manufacturing and marketing of synthetic rubber, latex, and plastics, including various specialty and technologically differentiated products. The Company develops synthetic rubber, latex, and plastics products that are incorporated into a wide range of products throughout the world, including tires and other products for automotive applications, carpet and artificial turf backing, coated paper and packaging board, food service packaging, appliances, medical devices, consumer electronics and construction applications, among others.

The Company’s operations are located in Europe and the Middle East, North America, Latin America, and Asia Pacific (which includes Asia as well as Australia and New Zealand), supplemented by two strategic joint ventures, Americas Styrenics LLC (“AmSty”), a polystyrene joint venture with Chevron Phillips Chemical Company LP) and Sumika Styron Polycarbonate Limited (“Sumika Styron”). Refer to Note 4 for further information regarding our investments in these unconsolidated affiliates.

The Company has significant manufacturing and production operations around the world, which allow service to its global customer base. As of December 31, 2014, the Company’s production facilities included 34 manufacturing plants (which included a total of 81 production units) at 26 sites across 14 countries, including joint ventures and contract manufacturers. The Company’s manufacturing locations include sites in high-growth emerging markets such as China, Indonesia and Brazil. Additionally, as of December 31, 2014, the Company operated 11 R&D facilities globally, including mini plants, development centers and pilot coaters.

Company Realignment

Until January 1, 2015, the chief executive officer, who is the Company’s chief operating decision maker, managed the Company’s operations under two divisions, Emulsion Polymers and Plastics, which included the following four reporting segments: Latex, Synthetic Rubber, Styrenics, and Engineered Polymers.

Effective January 1, 2015, the Company was reorganized under two new divisions called Performance Materials and Basic Plastics & Feedstocks. The Performance Materials division now includes the following reporting segments: Synthetic Rubber, Latex, and Performance Plastics. The Basic Plastics & Feedstocks division represents a separate segment for financial reporting purposes. These consolidated financial statements and related notes thereto have been retroactively adjusted to reflect this change in reporting segments. See Note 19 for more information.

NOTE 2—BASIS OF PRESENTATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation and Principles of Consolidation

The accompanying consolidated financial statements of the Company as of December 31, 2014 and 2013 and for each of the three years ended 2014 are prepared in accordance with accounting principles generally accepted in the United States of America

(“GAAP”). The consolidated financial statements of the Company contain the accounts of all entities that are controlled and variable interest entities (“VIEs”) for which the Company is the primary beneficiary. A VIE is defined as a legal entity that has equity investors that do not have sufficient equity at risk for the entity to support its activities without additional subordinated financial support or, as a group, the holders of the equity at risk lack (i) the power to direct the entity’s activities or (ii) the obligation to absorb the expected losses or the right to receive the expected residual returns of the entity. A VIE is required to be consolidated by a company if that company is the primary beneficiary. Refer to Note 10 for further discussion of the Company’s accounts receivable securitization facility, which qualifies as a VIE and is consolidated within the Company’s financial statements.

All intercompany balances and transactions are eliminated. Joint ventures over which the Company has the ability to exercise significant influence that are not consolidated are accounted for by the equity method.

Certain prior year amounts have been reclassified to conform to the current year presentation. These reclassifications did not have a material impact on the Company’s financial position.

Use of Estimates in Financial Statement Preparation

The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the amounts reported in the consolidated financial statements and accompanying notes. Actual amounts could differ from these estimates.

Concentration of Credit Risk

Financial instruments that potentially subject the Company to concentrations of credit risk consist principally of cash equivalents and accounts receivables. The Company uses major financial institutions with high credit ratings to engage in transactions involving cash equivalents. The Company minimizes credit risk in its receivables by selling products to a diversified portfolio of customers in a variety of markets located throughout the world.

The Company performs ongoing evaluations of its customers’ credit and generally does not require collateral. The Company maintains an allowance for doubtful accounts for losses resulting from the inability of specific customers to meet their financial obligations, representing our best estimate of probable credit losses in existing trade accounts receivable. A specific reserve for doubtful receivables is recorded against the amount due from these customers. For all other customers, the Company recognizes reserves for doubtful receivables based on historical experience.

Financial Instruments

The carrying amounts of the Company’s financial instruments, including cash and cash equivalents, accounts receivable, accounts payable and accrued and other current liabilities, approximate fair value due to their generally short maturities.

The estimated fair value of the Company’s 8.750% Senior Notes (as defined in Note 10) is determined using level 2 inputs within the fair value hierarchy. As of December 31, 2014 and 2013, the Senior Notes had a fair value of approximately $1,212.0 million and $1,366.4 million, respectively. When outstanding, the estimated fair values of borrowings under the Company’s Revolving Facility and Accounts Receivable Securitization Facility (as defined in Note 10) are determined using level 2 inputs within the fair value hierarchy. The carrying amounts of borrowings under the Revolving Facility and Accounts Receivable Securitization Facility approximate fair value as these borrowings bear interest based on prevailing variable market rates.

At times, the Company manages its exposure to changes in foreign currency exchange rates, where possible, by entering into foreign exchange forward contracts. When outstanding, all derivatives, whether designated in hedging relationships or not, are required to be recorded on the balance sheet at fair value. The fair value of the derivatives is determined from sources independent of the Company, including the financial institutions which are party to the derivative instruments. The fair value of derivatives also considers the credit default risk of the paying party. If the derivative is designated as a fair value hedge, the changes in the fair value of the derivative and the hedged item will be recognized in earnings. If the derivative is designated as a cash flow hedge, the effective portion of the change in the fair value of the derivative will be recorded in other comprehensive income and will be recognized in the consolidated statements of operations when the hedged item affects earnings.

As of December 31, 2014, the Company had foreign exchange forward contracts outstanding that were not designated for hedge accounting treatment, while no such contracts were outstanding as of December 31, 2013. As such, the settlements and changes in fair value of underlying instruments are recognized in “Other expense (income), net” in the consolidated statements of operations. For the years ended December 31, 2014, 2013, and 2012, the Company recognized losses related to these forward contracts of $28.2 million, $0.6 million, and $4.8 million, respectively.

Forward contracts are entered into with a limited number of counterparties, each of which allows for net settlement of all contracts through a single payment in a single currency in the event of a default on or termination of any one contract. The Company records these foreign exchange forward contracts on a net basis, by counterparty within the consolidated balance sheets.

The Company presents the cash receipts and payments from hedging activities in the same category as the cash flows from the items subject to hedging relationships. As the items subject to economic hedging relationships are the Company’s operating assets and liabilities, the related cash flows are classified within operating activities in the consolidated statements of cash flows.

Foreign Currency Translation

For the majority of the Company’s subsidiaries, the local currency has been identified as the functional currency. For remaining subsidiaries, the U.S. dollar has been identified as the functional currency due to the significant influence of the U.S. dollar on their operations. Gains and losses resulting from the translation of various functional currencies into U.S. dollars are not recorded within the consolidated statements of operations. Rather, they are recorded within the cumulative translation adjustment account as a separate component of shareholders’ equity (accumulated other comprehensive income) on the consolidated balance sheets. The Company translates asset and liability balances at exchange rates in effect at the end of the period and income and expense transactions at the average exchange rates in effect during the period. Gains and losses resulting from foreign currency transactions are recorded within the consolidated statements of operations.

For the year ended December 31, 2014, the Company recognized net foreign exchange transaction gains of $32.4 million. For the years ended December 31, 2013 and 2012, the Company recognized net foreign exchange transaction losses of $18.3 million and $18.0 million, respectively. These amounts exclude the impacts of foreign exchange forward contracts discussed above. Gains and losses on net foreign exchange transactions are recorded within “Other expense (income), net” in the consolidated statements of operations.

Environmental Matters

Accruals for environmental matters are recorded when it is considered probable that a liability has been incurred and the amount of the liability can be reasonably estimated, based on current law and existing technologies. These accruals are adjusted periodically as assessment and remediation efforts progress, or as additional technical or legal information become available. Accruals for environmental liabilities are recorded within “Other noncurrent obligations” in the consolidated balance sheets at undiscounted amounts. As of December 31, 2014 and 2013, there were no accruals for environmental liabilities recorded.

Environmental costs are capitalized if the costs extend the life of the property, increase its capacity, or mitigate or prevent contamination from future operations. Environmental costs are also capitalized in recognition of legal asset retirement obligations resulting from the acquisition, construction or normal operation of a long-lived asset. Any costs related to environmental contamination treatment and clean-ups are charged to expense. Estimated future incremental operations, maintenance and management costs directly related to remediation are accrued when such costs are probable and reasonably estimable.

Cash and Cash Equivalents

Cash and cash equivalents generally include time deposits or highly liquid investments with original maturities of three months or less.

Inventories

Inventories are stated at the lower of cost or market, with cost being determined on the first-in, first-out (“FIFO”) method. The Company periodically reviews its inventory for excess or obsolete inventory, and will write-down the excess or obsolete inventory value to its net realizable value, if applicable.

Property, Plant and Equipment

Property, plant and equipment are carried at cost less accumulated depreciation and less impairment, if applicable, and are depreciated over their estimated useful lives using the straight-line method. Capitalized costs associated with computer software for internal use are amortized on a straight-line basis, generally over 5 years.

Expenditures for maintenance and repairs are charged against income as incurred. Expenditures that significantly increase asset value, extend useful asset lives or adapt property to a new or different use are capitalized. These expenditures include planned major maintenance activity or turnaround activities which increase our manufacturing plants’ output and improve production efficiency as compared to pre-turnaround operations. As of December 31, 2014 and 2013, $9.2 million and $13.1 million, respectively, of the Company’s net costs related to turnaround activities were capitalized within “Deferred charges and other assets” in the consolidated balance sheets, and are being amortized over the period until the next scheduled turnaround.

The Company periodically evaluates actual experience to determine whether events and circumstances have occurred that may warrant revision of the estimated useful lives of property, plant and equipment. Engineering and other costs directly related to the construction of property, plant and equipment are capitalized as construction in progress until construction is complete and such property, plant and equipment is ready and available to perform its specifically assigned function. Upon retirement or other disposal, the asset cost and related accumulated depreciation are removed from the accounts and the net amount, less any proceeds, is charged or credited to income. The Company also capitalizes interest as a component of the cost of capital assets constructed for its own use.

Impairment and Disposal of Long-Lived Assets

The Company evaluates long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset or asset group may not be recoverable. When undiscounted future cash flows are not expected to be sufficient to recover an asset’s carrying amount, the asset is written down to its fair value based on a discounted cash flow analysis utilizing market participant assumptions.

Long-lived assets to be disposed of by sale are classified as held-for-sale and are reported at the lower of carrying amount or fair value less cost to sell, and depreciation is ceased. Long-lived assets to be disposed of in a manner other than by sale are classified as held-and-used until they are disposed.

Goodwill and Other Intangible Assets

The Company records goodwill when the purchase price of a business acquisition exceeds the estimated fair value of net identified tangible and intangible assets acquired. Goodwill is tested for impairment at the reporting unit level annually, or more frequently when events or changes in circumstances indicate that the fair value of a reporting unit has more likely than not declined below its carrying value. The Company utilizes a market approach and an income approach (under the discounted cash flow method) to calculate the fair value of its reporting units. The annual impairment assessment is completed using a measurement date of October 1st. No goodwill impairment losses were recorded in the years ended December 31, 2014, 2013 and 2012.

Finite-lived intangible assets, such as our intellectual property and manufacturing capacity rights, are amortized on a straight-line basis and are reviewed for impairment or obsolescence if events or changes in circumstances indicate that their carrying amount may not be recoverable. If impaired, intangible assets are written down to fair value based on discounted cash flows. No intangible asset impairment losses were recorded in the years ended December 31, 2014, 2013 and 2012

Deferred Financing Fees

Capitalized fees and costs incurred in connection with the Company’s financing arrangements are recorded in “Deferred charges and other assets” within the consolidated balance sheets. For the Senior Notes (and the Term Loans, prior to their repayment in January 2013), deferred financing fees are amortized over the term of the agreement using the effective interest method, while for the Revolving Facility and the Accounts Receivable Securitization Facility, deferred financing fees are amortized using the straight-line method over the term of the respective facility. Amortization of deferred financing fees is recorded in “Interest expense, net” within the consolidated statements of operations.

Investments in Unconsolidated Affiliates

Investments in unconsolidated affiliates in which the Company has the ability to exercise significant influence (generally, 20% to 50% owned companies) are accounted for using the equity method. Investments are evaluated for impairment whenever events or changes in circumstances indicate that the carrying amount of the investment may not be recoverable. An impairment loss is recorded whenever a decline in fair value of an investment in an unconsolidated affiliate below its carrying amount is determined to be other-than-temporary.

Sales

Sales are recognized when the revenue is realized or realizable and the earnings process is complete, which occurs when risk and title to the product transfers to the customer, typically at the time shipment is made. As such, title to the product generally passes when the product is delivered to the freight carrier. Standard terms of delivery are included in contracts of sale, order confirmation documents and invoices. Freight costs and any directly related costs of transporting finished product to customers are recorded as “Cost of sales” in the consolidated statements of operations. Taxes on sales are excluded from net sales.

Sales are recorded net of estimates for returns and price allowances, including discounts for prompt payment and volume-based incentives.

Cost of Sales

The Company classifies the costs of manufacturing and distributing its products as cost of sales. Manufacturing costs include raw materials, utilities, packaging and fixed manufacturing costs associated with production. Fixed manufacturing costs include such items as plant site operating costs and overhead, production planning, depreciation and amortization, repairs and maintenance, environmental, and engineering costs. Distribution costs include shipping and handling costs.

Selling, General and Administrative Expenses

Selling, general and administrative (“SG&A”) expenses are charged to expense as incurred. SG&A expenses are the cost of services performed by the marketing and sales functions (including sales managers, field sellers, marketing research, marketing communications and promotion and advertising materials) and by administrative functions (including product management, research and development (“R&D”), business management, customer invoicing, and human resources). R&D expenses include the cost of services performed by the R&D function, including technical service and development, process research including pilot plant operations, and product development.

Total R&D costs included in SG&A expenses were approximately $53.4 million, $49.7 million and $48.3 million for the years ended December 31, 2014, 2013 and 2012, respectively.

The Company expenses promotional and advertising costs as incurred to SG&A expenses. Total promotional and advertising expenses were approximately $2.9 million, $3.0 million and $3.2 million for the years ended December 31, 2014, 2013 and 2012, respectively.

Pension and Postretirement Benefits Plans

The Company has several defined benefit plans, under which participants earn a retirement benefit based upon a formula set forth in the plan. The Company also provides certain health care and life insurance benefits to retired employees mainly in the United States and Brazil. The plans provide health care benefits, including hospital, physicians’ services, drug and major medical expense coverage, and life insurance benefits.

Accounting for defined benefit pension plans and other postretirement benefit plans, and any curtailments and settlements thereof, requires various assumptions, including, but not limited to, discount rates, expected rates of return on plan assets and future compensation growth rates. The Company evaluates these assumptions at least once each year, or as facts and circumstances dictate, and makes changes as conditions warrant.

A settlement is a transaction that is an irrevocable action that relieves the employer (or the plan) of primary responsibility for a pension or postretirement benefit obligation, and that eliminates significant risks related to the obligation and the assets used to effect the settlement. When a settlement occurs, the Company does not record settlement gains or losses during interim periods when the cost of all settlements in a year is less than or equal to the sum of the service cost and interest cost components of net periodic pension cost for the plan in that year.

Income Taxes

The provision for income taxes is determined using the asset and liability approach of accounting for income taxes. Under this approach, deferred taxes represent the future tax consequences expected to occur when the reported amounts of assets and liabilities are recovered or paid. The provision for income taxes represents income taxes paid or payable for the current year plus the change in deferred taxes during the year. Deferred taxes result from differences between the financial and tax basis of the Company’s assets and liabilities and are adjusted for changes in tax rates and tax laws when changes are enacted. Valuation allowances are recorded to reduce deferred tax assets when it is more likely than not that a tax benefit will not be realized. Provision has been made for income taxes on unremitted earnings of subsidiaries and affiliates, except for subsidiaries in which earnings are deemed to be indefinitely invested.

The Company recognizes the financial statement effects of uncertain income tax positions when it is more likely than not, based on the technical merits, that the position will be sustained upon examination. The Company accrues for other tax contingencies when it is probable that a liability to a taxing authority has been incurred and the amount of the contingency can be reasonably estimated. Interest accrued related to unrecognized tax and income tax related penalties are included in the provision for income taxes. The current portion of uncertain income taxes positions is recorded in “Income taxes payable” while the long-term portion is recorded in “Other noncurrent obligations” in the consolidated balance sheets.

Income tax expense recognized for the year ended December 31, 2012 includes cumulative adjustments of $4.1 million and $2.0 million from 2010 and 2011, respectively, which resulted in a reduction of income tax expense, net, of approximately $6.1 million. These adjustments relate to the correction of prior period errors, which resulted from the reconciliation of the income tax provision to tax return positions completed during 2012. The Company believes this is not material to its results of operations for the year ended December 31, 2012.

Stock-based Compensation

Stock-based compensation expense is measured at the grant date, based on the fair value of the award. Time (service)-based restricted stock awards are generally recognized as expense on a graded vesting basis over the related service period. For performance-based restricted stock awards, the Company recognizes compensation cost if and when it concludes that it is probable that the related performance condition will be achieved. When applicable, the Company calculates the fair value of its performance-based restricted stock awards using a combination of a call option and digital option model.

Forfeitures are estimated at the time of grant and revised, if necessary, in subsequent periods if actual forfeitures differ from those estimates. Stock-based compensation expense recognized in our consolidated financial statements is based on awards that are ultimately expected to vest.

Periodically, the Parent may sell non-transferable restricted stock to certain officers and key members of management of the Company. Stock-based compensation expense on this non-transferable restricted stock is recognized if the non-transferable restricted stock is purchased at a price which is less than the fair value of the Parent’s common stock.

Recent Accounting Guidance

In February 2013, the Financial Accounting Standards Board (“FASB”) issued amendments for the recognition, measurement, and disclosure of obligations resulting from joint and several liability arrangements for which the total amount of the obligation is fixed at the reporting date, except for obligations addressed within existing guidance. This guidance requires an entity to measure those obligations as the sum of the amount the reporting entity agreed to pay on the basis of its arrangement among its co-obligors and any additional amount the reporting entity expects to pay on behalf of its co-obligors. This guidance also requires an entity to disclose the nature and amount of the obligation as well as other information about those obligations. The Company adopted this guidance on a retrospective basis effective January 1, 2014, and the adoption did not have a significant impact on the Company’s financial position or results of operations.

In July 2013, the FASB issued guidance to clarify the presentation of an unrecognized tax benefit when a net operating loss carryforward, a similar tax loss, or a tax credit carryforward exists. The new guidance requires that unrecognized tax benefits be netted against all available same-jurisdiction losses or other tax carryforwards that would be utilized, rather than only against carryforwards that are created by the unrecognized tax benefits. The Company adopted this guidance prospectively effective January 1, 2014, and the adoption did not have a significant impact on the Company’s financial position or results of operations.

In April 2014, the FASB issued amendments to guidance for reporting discontinued operations and disposals of components of an entity. The amended guidance requires that a disposal representing a strategic shift that has (or will have) a major effect on an entity’s financial results or a business activity classified as held-for-sale should be reported as discontinued operations. The amendments also expand the disclosure requirements for discontinued operations and add new disclosures for individually significant dispositions that do not qualify as discontinued operations. The amendments are effective prospectively for fiscal years, and interim reporting periods within those years, beginning after December 15, 2014 (early adoption is permitted only for disposals that have not been previously reported). The implementation of the amended guidance is not expected to have a material impact on the Company’s consolidated financial position or results of operations.

In May 2014, the FASB and the International Accounting Standards Board (“IASB”) jointly issued new guidance which clarifies the principles for recognizing revenue and develops a common revenue standard for GAAP and International Financial Reporting Standards (“IFRS”). The core principle of the guidance is that an entity should recognize revenue to depict the transfer of promised goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods or services. This guidance is effective for public entities for annual and interim periods beginning after December 15, 2016. Early adoption is not permitted under GAAP and retrospective application is permitted, but not required. The Company is currently assessing the impact of adopting this guidance on its financial statements and results of operations.

In June 2014, the FASB issued updated guidance related to stock compensation. The updated guidance requires that a performance target that affects vesting, and that could be achieved after the requisite service period, be treated as a performance condition. As such, the performance target should not be reflected in estimating the grant date fair value of the award. This update further clarifies that compensation cost should be recognized in the period in which it becomes probable that the performance target will be achieved and should represent the compensation cost attributable to the periods for which the requisite service has already been rendered. The updated guidance is effective for annual and interim periods beginning after December 15, 2015 and can be applied either (a) prospectively to all awards granted or modified after the effective date or (b) retrospectively to all awards with performance targets that are outstanding as of the beginning of the earliest annual period presented and to all newly granted or modified awards thereafter. Early adoption is permitted. This guidance is not relevant to the Company’s currently outstanding awards; however, the Company will continue to evaluate the applicability of this guidance to future awards as necessary.

In January 2015, the FASB issued guidance to simplify income statement classification by removing the concept of extraordinary items from U.S. GAAP. This guidance is effective for public entities beginning after December 15, 2015, with early adoption permitted, but only as of the beginning of the fiscal year of adoption. The implementation of this guidance is not expected to have a material impact on the Company’s financial statements.

NOTE 3—ACQUISITIONS AND DIVESTITURES

Styron Acquisition

As discussed in Note 1, on March 2, 2010, STY Acquisition Corp. (“STY Acquisition”), an affiliate of Bain Capital, entered into a sale and purchase agreement (the “Purchase Agreement”) with Dow, Styron LLC and Styron Holding B.V. (together with Styron LLC, the “Styron Holdcos”) pursuant to which STY Acquisition agreed to acquire 100% of the outstanding equity interests of the Styron Holdcos. STY Acquisition, subsequently (but prior to the close of the transaction) assigned its rights and obligations under the Purchase Agreement to Styron S.à r.l., the Company’s indirect wholly-owned subsidiary.

The Company accounted for the Acquisition under the purchase method of accounting, whereby the purchase price paid, net of working capital adjustments, was allocated to the acquired assets and liabilities at fair value. As of June 17, 2011, the one-year measurement period surrounding the Acquisition ended. During 2014, an adjustment was identified related to one of our postretirement benefit plans, which dated back to the initial Acquisition accounting. As such, the Company recorded a $1.7 million increase to goodwill to correct our final purchase price allocation, with the offset recorded to postretirement benefit liabilities. The Company does not believe this adjustment is material to the current or any prior period financial statements. Refer to Note 16 for further discussion.

As part of the Acquisition, the Company has been indemnified for various tax matters, including income tax and value add taxes, as well as legal liabilities which have been incurred prior to the Acquisition. Conversely, certain tax matters which the Company has benefitted from are subject to reimbursement by Trinseo to Dow. These amounts have been estimated and provisional amounts have been recorded based on the information known during the measurement period; however, these amounts remain subject to change based on the completion of our annual statutory filings, tax authority review as well as a final resolution with Dow on amounts due to and due from the Company. Management believes the Company’s estimates and assumptions are reasonable under the circumstances, however, settlement negotiations or changes in estimates around pre-acquisition indemnifications could result in a material impact on the consolidated financial statements.

During 2013, the Company received $6.7 million, net of tax indemnity from Dow for income taxes paid to the taxing authorities relating to the period prior to the Acquisition. This indemnity amount was previously recorded within “Accounts receivable, net of allowance” in the consolidated balance sheets. There were no other indemnity payments received from Dow or indemnity payments to Dow during the years ended December 31, 2014, 2013, and 2012, respectively.

Divestiture of Expandable Polystyrene Business

In June 2013, the Company’s board of directors approved the sale of its EPS business within the Company’s Basic Plastics & Feedstocks segment, under a sale and purchase agreement which was signed in July 2013. The sale closed on September 30, 2013 and the Company received $15.2 million of sales proceeds during the third quarter of 2013, subject to a $0.7 million working capital adjustment which was paid by the Company during the first quarter of 2014 and is reflected within investing activities in the consolidated statement of cash flows for the year ended December 31, 2014. The Company recognized a loss from the sale of $4.2 million recorded in “Other expense (income), net” in the consolidated statement of operations for the year ended December 31, 2013. The loss calculation is as follows:

Assets
Inventories	$8,135
Property, plant and equipment, net	9,401
Other intangibles assets, net	1,624
Goodwill	383

Total assets sold	$19,543

Liabilities
Pension and other benefits	$791

Total liabilities sold	$791

Net assets sold	$18,752
Sales proceeds, net of amount paid to buyer of $0.7 million	14,566

Loss on sale	$4,186

EPS business results of operations were not classified as discontinued operations as the Company will have significant continuing cash flows as a result of a long-term supply agreement of styrene monomer to the EPS business, which was entered into contemporaneously with the sale and purchase agreement. The supply agreement has an initial term of approximately 10 years from the closing date of the sale and will continue year-to-year thereafter. Under the supply agreement, we supply a minimum of approximately 77 million pounds and maximum of approximately 132 million pounds of styrene monomer annually or equivalent to 70% to 100% of the EPS business’s historical production consumption.

Further, under the terms of the sale and purchase agreement, should the divested EPS business record EBITDA (as defined therein) greater than zero for fiscal year 2014, the Company will receive an incremental payment of €0.5 million. As of December 31, 2014, it was considered probable that this EBITDA threshold has been met in accordance with the terms of the sale agreement. As such, the Company recorded the contingent gain on sale of €0.5 million (approximately $0.6 million) related to this incremental payment for the year ended December 31, 2014, which is expected to be received in the first quarter of 2015.

Livorno Land Sale

In April 2014, the Company completed the sale of a portion of land at its manufacturing site in Livorno, Italy for a purchase price of €4.95 million (approximately $6.8 million). As a result, the Company recorded a gain on sale of $0.1 million within “Other expense (income), net” in the consolidated statements of operations for the year ended December 31, 2014. As of December 31, 2013, this land was classified as held-for-sale within the caption “Other current assets” in the consolidated balance sheets.

NOTE 4—INVESTMENTS IN UNCONSOLIDATED AFFILIATES

The Company is supplemented by two strategic joint ventures, the results of which are included within the Basic Plastics &Feedstocks reporting segment: AmSty (a polystyrene joint venture with Chevron Phillips Chemical Company LP) and Sumika Styron (a polycarbonate joint venture with Sumitomo Chemical Company Limited).

As of December 31, 2014 and 2013, respectively, the Company’s investment in AmSty was $133.5 million and $118.3 million, which was $108.4 million and $130.8 million less than the Company’s 50% share of AmSty’s underlying net assets. These amounts represent the difference between the book value of assets contributed to the joint venture at the time of formation (May 1, 2008) and the Company’s 50% share of the total recorded value of the joint venture’s assets and certain adjustments to conform with the Company’s accounting policies. This difference is being amortized over a weighted average remaining useful life of the contributed assets of approximately 5.7 years as of December 31, 2014. The Company received dividends from AmSty of $35.0 million, $22.5 million, and $20.0 million for the years ended December 31, 2014, 2013, and 2012, respectively.

As of December 31, 2014 and 2013, respectively, the Company’s investment in Sumika Styron was $34.1 million and $37.6 million, which was $21.3 million and $20.8 million greater than the Company’s 50% share of Sumika Styron’s underlying net assets. These amounts represent the fair value of certain identifiable assets which have not been recorded on the historical financial statements of Sumika Styron. This difference is being amortized over the remaining useful life of the contributed assets of 10.8 years as of December 31, 2014. The Company received dividends from Sumika Styron of $1.0 million, $1.1 million, and $1.0 million for the years ended December 31, 2014, 2013, and 2012, respectively.

Equity in earnings from unconsolidated affiliates was $47.7 million, $39.1 million and $27.1 million for the years ended December 31, 2014, 2013, and 2012, respectively.

Both AmSty and Sumika Styron are privately held companies; therefore, quoted market prices for their stock are not available. The summarized financial information of the Company’s unconsolidated affiliates is shown below:

	December 31,
	2014	2013
Current assets	$498,516	$528,223
Noncurrent assets	313,648	333,894

Total assets	$812,164	$862,117

Current liabilities	$253,507	$281,823
Noncurrent liabilities	49,084	48,415

Total liabilities	$302,591	$330,238

	Year Ended December 31,
	2014	2013	2012
Sales	$2,161,232	$2,281,045	$2,058,060
Gross profit	$117,667	$94,148	$82,511
Net income	$52,957	$38,504	$21,408

Sales to unconsolidated affiliates for the years ended December 31, 2014, 2013, and 2012 were $6.5 million, $8.2 million and $9.5 million, respectively. Purchases from unconsolidated affiliates were $290.3 million, $274.4 million and $269.1 million for the years ended December 31, 2014, 2013 and 2012, respectively.

As of December 31, 2014 and 2013, respectively, $2.0 million and $3.3 million due from unconsolidated affiliates was included in “Accounts receivable, net of allowance” and $28.6 million and $29.9 million due to unconsolidated affiliates was included in “Accounts payable” in the consolidated balance sheets.

NOTE 5—ACCOUNTS RECEIVABLE

Accounts receivable consisted of the following:

	December 31,
	2014	2013
Trade receivables	$497,538	$584,160
Non-income tax receivables	75,083	94,069
Other receivables	34,713	45,119
Less: allowance for doubtful accounts	(6,268)	(5,866)

Total	$601,066	$717,482

The allowance for doubtful accounts was approximately $6.3 million and $5.9 million as of December 31, 2014 and 2013, respectively. For the years ended December 31, 2014 and 2012, respectively, the Company recognized bad debt expense of $1.1 million and $0.3 million. As a result of changes in the estimate of allowance for doubtful accounts, for the year ended December 31, 2013 the Company recognized a benefit of $3.0 million.

NOTE 6—INVENTORIES

Inventories consisted of the following:

	December 31,
	2014	2013
Finished goods	$235,949	$252,602
Raw materials and semi-finished goods	205,061	240,858
Supplies	32,851	36,731

Total	$473,861	$530,191

NOTE 7—PROPERTY, PLANT AND EQUIPMENT

Property, plant and equipment consisted of the following:

	Estimated Useful Lives (Years)	December 31,
		2014	2013
Land	Not applicable	$47,196	$50,982
Land and waterway improvements	1-20	13,139	13,603
Buildings	2-40	55,693	58,447
Machinery and equipment(1)	1-20	640,861	627,068
Utility and supply lines	1-10	7,679	7,100
Leasehold interests	1-45	45,759	50,009
Other property	1-8	24,560	27,260
Construction in process	Not applicable	46,193	55,753

Property, plant and equipment		881,080	890,222
Less: accumulated depreciation		(324,383)	(283,795)

Property, plant and equipment, net		$556,697	$606,427

(1)	Approximately 94% of our machinery and equipment had a useful life of three to ten years as of December 31, 2014 and 2013.

	Year Ended December 31,
	2014	2013	2012
Depreciation expense	$75,286	$75,401	$68,312
Capitalized interest	$4,192	$3,142	$6,178

During the year ended December 31, 2013, the Company determined that the long-lived assets at our polycarbonate manufacturing facility in Stade, Germany should be assessed for impairment driven primarily by continued losses experienced in the Company’s polycarbonate business. This assessment indicated that the carrying amount of the long-lived assets at this facility were not recoverable when compared to the expected undiscounted cash flows of the polycarbonate business. Based upon the assessment of fair value of this asset group, the Company concluded these assets were fully impaired as of December 31, 2013. The fair value of the asset group was determined under the income approach utilizing a discounted cash flow (“DCF”) model. The key assumptions used in the DCF model included growth rates and cash flow projections, discount rate, tax rate and an estimated terminal value.

As a result, the Company recorded an impairment loss on these assets of approximately $9.2 million for the year ended December 31, 2013. The amount was recorded within “Selling, general and administrative expenses” in the consolidated statements of operations and allocated entirely to the Basic Plastics & Feedstocks segment.

NOTE 8—GOODWILL AND INTANGIBLE ASSETS

Goodwill

The following table shows changes in the carrying amount of goodwill, by segment, from December 31, 2012 to December 31, 2013 and from December 31, 2013 to December 31, 2014, respectively:

	Performance Materials
	Latex	Synthetic Rubber	Performance Plastics	Basic Plastics & Feedstocks	Total
Balance at December 31, 2012	$14,280	$9,780	$3,352	$8,691	$36,103
Divestiture (Note 3)	—	—	—	(383)	(383)
Foreign currency impact	621	425	146	361	1,553

Balance at December 31, 2013	$14,901	$10,205	$3,498	$8,669	$37,273
Purchase accounting adjustment (Note 16)*	664	455	156	404	1,679
Foreign currency impact	(1,750)	(1,199)	(411)	(1,018)	(4,378)

Balance at December 31, 2014	$13,815	$9,461	$3,243	$8,055	$34,574

*	The purchase price adjustment for the year ended December 31, 2014 relates to the Company’s other postretirement benefit obligations provided to its employees in Brazil. Refer to Note 16 to the consolidated financial statements for a detailed discussion of this adjustment.

Goodwill impairment testing is performed annually as of October 1st. In 2014, the Company performed its annual impairment test for goodwill and determined that the estimated fair value of each reporting unit was substantially in excess of the carrying value indicating that none of the Company’s goodwill was impaired. The Company concluded there were no goodwill impairments or triggering events for the years ended December 31, 2014, 2013, and 2012.

Other Intangible Assets

The following table provides information regarding the Company’s other intangible assets as of December 31, 2014 and 2013, respectively:

		December 31, 2014			December 31, 2013
	Estimated Useful Life (Years)	Gross Carrying Amount	Accumulated Amortization	Net	Gross Carrying Amount	Accumulated Amortization	Net
Developed technology	15	$188,854	$(56,782)	$132,072	$210,546	$(49,713)	$160,833
Manufacturing Capacity Rights	6	23,095	(2,809)	20,286	—	—	—
Software	5	13,177	(6,441)	6,736	11,034	(4,099)	6,935
Software in development	N/A	6,000	—	6,000	3,746	—	3,746
Other	N/A	264	—	264	—	—	—

Total		$231,390	$(66,032)	$165,358	$225,326	$(53,812)	$171,514

In March 2014, the Company entered into an agreement with material supplier JSR Corporation, Tokyo (“JSR”) to acquire its current production capacity rights at the Company’s rubber production facility in Schkopau, Germany for a purchase price of €19.0 million (approximately $26.1 million based upon the acquisition date foreign exchange rate). Prior to this agreement, JSR held 50% of the capacity rights of one of the Company’s three solution styrene-butadiene rubber (“SSBR”) production trains in Schkopau. As a result, effective March 31, 2014, the Company had full capacity rights to this production train. The €19.0 million purchase price was recorded in “Other intangible assets, net” in the consolidated balance sheets, and is being amortized over its estimated useful life of approximately 6.0 years. Further, the purchase price was recorded within capital expenditures in investing activities in the consolidated statement of cash flows for the year ended December 31, 2014.

Amortization expense related to finite-lived intangible assets totaled $19.6 million, $15.7 million, and $14.7 million, for the years ended December 31, 2014, 2013 and 2012, respectively.

The following table details the Company’s estimated amortization expense for the next five years, excluding any amortization expense related to software currently in development:

Estimated Amortization Expense for the Next Five Years
2015	2016	2017	2018	2019
$19,353	$18,788	$17,952	$17,252	$17,000

NOTE 9—ACCOUNTS PAYABLE

Accounts payable consisted of the following:

	December 31,
	2014	2013
Trade payables	$383,297	$462,304
Other payables	51,395	46,789

Total	$434,692	$509,093

NOTE 10—DEBT

Debt consisted of the following:

	December 31,
	2014	2013
Senior Secured Credit Facility
Term Loans	$—	$—
Revolving Facility	—	—
Senior Notes	1,192,500	1,325,000
Accounts Receivable Securitization Facility	—	—
Other indebtedness	9,707	11,421

Total debt	1,202,207	1,336,421
Less: current portion	(7,559)	(8,754)

Total long-term debt	$1,194,648	$1,327,667

The Company was in compliance with all debt covenant requirements as of December 31, 2014. Total accrued interest on outstanding debt as of December 31, 2014 and 2013 was $43.5 million and $48.3 million, respectively. Accrued interest is recorded in “Accrued expenses and other current liabilities” within the consolidated balance sheets.

The following is a summary of Trinseo’s debt instruments.

Senior Secured Credit Facility

In June 2010, the Company entered into a credit agreement (the “Senior Secured Credit Facility”) with lenders which included (i) $800.0 million of senior secured term loans (the “2010 Term Loans”) and a (ii) $240.0 million revolving credit facility (the “Revolving Facility”). On February 2, 2011, the Senior Secured Credit Facility was amended (the “2011 Amendment”) to increase the available borrowings under the senior secured term loans from $780.0 million to $1.6 billion. Pursuant to the amendment, the Company borrowed an aggregate principal amount of $1.4 billion (the “2011 Term Loans”, with the 2010 Term Loans, collectively referred to as the “Term Loans”)

In July 2012, the Company further amended the Senior Secured Credit Facility (the “2012 Amendment”) that provided for an increase in the Company’s total leverage ratio and decrease the interest coverage ratio as well as an increase in the permitted accounts receivable securitization facility and increases in the borrowing rates of the Term Loans. The 2012 Amendment became effective on August 9, 2012 with the repayment of $140.0 million of 2011 Term Loans using the proceeds from equity contribution from the Parent. As a result, the 2011 Term Loans were determined to be modified in accordance with generally accepted accounting principles. The Company capitalized $6.2 million of the issuance costs paid to the creditors of the 2011 Term Loans, with the remaining $2.3 million of third-party fees associated with the 2011 Term Loans expensed as incurred within “Other expense (income), net” in the consolidated statement of operations for the year ended December 31, 2012. Costs of $1.2 million which were paid to the creditors of the Revolving Facility were also capitalized, to be amortized over the remaining term of the Revolving Facility.

In January 2013, the Company again amended the Senior Secured Credit Facility (the “2013 Amendment”) to, among other things, increase its Revolving Facility borrowing capacity from $240.0 million to $300.0 million, decrease the borrowing rate of the Revolving Facility through a decrease in the applicable margin rate from 4.75% to 3.00% as applied to base rate loans (which shall bear interest at a rate per annum equal to the base rate plus the applicable margin (as defined therein)), or 5.75% to 4.00% as applied to LIBO rate loans (which shall bear interest at a rate per annum equal to the LIBO rate plus the applicable margin and the mandatory cost (as defined therein), if applicable), and extend the maturity date to January 2018. Concurrently, Company repaid it’s then outstanding 2011 Term Loans of $1,239.0 million using the proceeds from its sale of $1,325.0 million aggregate principal amount of the 8.750% Senior Secured Notes issued in January 2013.

Prior to the 2013 Amendment, the Senior Secured Credit Facility required that the Company comply with certain affirmative and negative covenants, including restrictions with respect to payment of dividends and other distributions to shareholders, and financial covenants that include the maintenance of certain financial ratios. These ratios include both a maximum leverage ratio no greater than 5.25 to 1.00 and an interest coverage ratio no less than 2.00 to 1.00 for the most recent twelve-month period. Under the terms of the Senior Secured Credit Facility, an event of default can be cured by a Specified Equity Contribution, as defined under the Senior Secured Credit Facility. On May 8, 2012, the Company received a $22.2 million equity contribution from the Parent in order to cure its covenant default and to meet its required leverage ratio for the period ended March 31, 2012. The Company remained in compliance with all debt covenants in the remainder of 2012.

The 2013 Amendment replaced the Company’s total leverage ratio requirement with a first lien net leverage ratio (as defined under the 2013 Amendment) and removed the interest coverage ratio requirement. If the outstanding balance on the Revolving Facility exceeds 25% of the $300.0 million borrowing capacity (excluding undrawn letters of credit up to $10.0 million) at a quarter end, then the Company’s first lien net leverage ratio may not exceed 5.25 to 1.00 for the quarter ending March 31, 2013, 5.00 to 1.00 for the subsequent quarters through December 31, 2013, 4.50 to 1.00 for each of the quarters ending in 2014 and 4.25 to 1.00 for each of the quarters ending in 2015 and thereafter.

As a result of the 2013 Amendment and repayment of the term loans in January 2013, the Company recognized a $20.7 million loss on extinguishment of debt during the first quarter of 2013, which consisted of the write-off of existing unamortized deferred financing fees and debt discount attributable to the Term Loans. Fees and expenses incurred in connection with the 2013 Amendment were $5.5 million, which were capitalized.

Capitalized fees and costs incurred in connection with the Company’s borrowings are recorded in “Deferred charges and other assets” within the consolidated balance sheets. For the Term Loans, deferred financing fees and debt discounts were amortized over the term of the respective loan agreements using the effective interest method, while for the Revolving Facility deferred financing fees are being amortized using a straight-line method over the term of the facility. Amortization of deferred financing fees and debt discounts are recorded in “Interest expense, net” in the consolidated statements of operations.

Unamortized deferred financing fees related to the Revolving Facility were $8.8 million and $11.7 million as of December 31, 2014 and 2013, respectively. The Company recorded interest expense relating to the amortization of deferred financing fees and debt discounts related to the entire Senior Secured Credit Facility, respectively, of $2.9 million and zero for the year ended December 31, 2014; $3.1 million and $0.1 million for the year ended December 31, 2013; and $6.5 million and $0.5 million for the year ended December 31, 2012.

As of December 31, 2014, there were no amounts outstanding under the Revolving Facility, while available borrowings under the facility were $293.3 million (net of $6.7 million outstanding letters of credit). As of December 31, 2013, there were no amounts outstanding under the Revolving Facility, while available borrowings under the facility were $292.7 million (net of $7.3 million outstanding letters of credit). All obligations under the Revolving Facility are guaranteed and collateralized by substantially all of the tangible and intangible assets of the Company’s subsidiaries.

Interest charges, excluding interest expense relating to the amortization of deferred financing fees and debt discounts, incurred on the Term Loans and Revolving Facility, respectively, were zero and $1.8 million for the year ended December 31, 2014, $7.7 million and $2.8 million for the year ended December 31, 2013, and $91.0 million and $6.0 million for the year ended December 31, 2012. Cash paid related to interest incurred on the Term Loans and Revolving Facility, respectively, was zero and $1.9 million for the year ended December 31, 2014, $16.5 million and $2.8 million for the year ended December 31, 2013, and $87.6 million and $6.1 million for the year ended December 31, 2012.

Senior Notes

In January 2013, the Company issued $1,325.0 million 8.750% Senior Secured Notes (the “Senior Notes”). Interest on the Senior Notes is payable semi-annually on February 1st and August 1st of each year, which commenced on August 1, 2013. The notes will mature on February 1, 2019, at which time the principal amounts then outstanding will be due and payable. The proceeds from the issuance of the Senior Notes were used to repay all of the Company’s outstanding Term Loans and related refinancing fees and expenses.

The Company may redeem all or part of the Senior Notes at any time prior to August 1, 2015 by paying a call premium, plus accrued and unpaid interest to the redemption date. The Company may redeem all or part of the Senior Notes at any time after August 1, 2015 at a redemption price equal to the percentage of principal amount set forth below plus accrued and unpaid interest, if any, on the notes redeemed, to the applicable date of redemption, if redeemed during the twelve-month period beginning on of the year indicated below:

12-month period commencing August 1 in Year	Percentage
2015	104.375%
2016	102.188%
2017 and thereafter	100.000%

In addition, at any time prior to August 1, 2015, the Company may redeem up to 35% of the aggregate principal amount of the notes at a redemption price equal to 108.750% of the face amount thereof plus accrued and unpaid interest, if any, to the redemption date, with the net cash proceeds that the Company raises in certain equity offerings. The Company may also redeem, during any 12-month period commencing from the issue date until August 1, 2015, up to 10% of the original principal amount of the Senior Notes at a redemption price equal to 103% of the principal amount thereof, plus accrued and unpaid interest, if any, to, but not including, the date of redemption.

In July 2014, using proceeds from the Company’s IPO (see Note 12), the Company redeemed $132.5 million in aggregate principal amount of the Senior Notes, including a 103% call premium totaling $4.0 million, together with accrued and unpaid interest thereon of $5.2 million. As a result of this redemption, during the year ended December 31, 2014 the Company incurred a loss on the extinguishment of debt of approximately $7.4 million, which includes the above $4.0 million call premium and an approximately $3.4 million write-off of related unamortized debt issuance costs. Pursuant to the Indenture, the Company may redeem another 10% of the original principal amount of the Senior Notes prior to August 1, 2015.

The Senior Notes rank equally in right of payment with all of the Company’s existing and future senior secured debt and pari passu with the Company and the Guarantors’ (as defined below) indebtedness that is secured by first-priority liens, including the Company’s Senior Secured Credit Facility, to the extent of the value of the collateral securing such indebtedness and ranking senior in right of payment to all of the Company’s existing and future subordinated debt. However, claims under the Senior Notes rank behind the claims of holders of debt, including interest, under the Senior Secured Credit Facility in respect of proceeds from any enforcement action with respect to the collateral or in any bankruptcy, insolvency or liquidation proceeding. The Senior Notes are unconditionally guaranteed on a senior secured basis by each of the Company’s existing and future wholly-owned subsidiaries that guarantee the Senior Secured Credit Facility (other than subsidiaries in France and Spain) (the “Guarantors”). The note guarantees rank equally in right of payment with all of the Guarantors’ existing and future senior secured debt and senior in right of payment to all of the Guarantors’ existing and future subordinated debt. The notes are structurally subordinated to all of the liabilities of each of the Company’s subsidiaries that do not guarantee the notes.

The indenture contains covenants that, among other things, limit the ability of the Company and its restricted subsidiaries to incur additional indebtedness, pay dividends or make other distributions, subject to certain exceptions. If the Senior Notes are assigned an investment grade by the rating agencies and the Company is not in default, certain covenants will be suspended. If the ratings on the Senior Notes decline to below investment grade, the suspended covenants will be reinstated. As of December 31, 2014, the Company was in compliance with all debt covenant requirements under the indenture.

Fees and expenses incurred in connection with the issuance of Senior Notes were approximately $42.0 million, which were capitalized and recorded in “Deferred charges and other assets” in the consolidated balance sheets, and are being amortized into “Interest expense, net” in the consolidated statements of operations over the term of the Senior Notes using the effective interest rate method. For the year ended December 31, 2014, the Company recorded $5.7 million in amortization of deferred financing fees, leaving $28.0 million of unamortized deferred financing fees related to the Senior Notes in the consolidated balance sheet as of December 31, 2014. For the year ended December 31, 2013, the Company recorded $4.9 million in amortization of deferred financing fees, leaving $37.1 million of unamortized deferred financing fees related to the Senior Notes on the balance sheet as of December 31, 2013.

Interest expense on the Senior Notes, excluding expense relating to the amortization of deferred financing fees, was $110.6 million and $106.9 million for the years ended December 31, 2014 and 2013, respectively. Cash paid for interest on the Senior Notes was $115.4 million and $58.6 million for the years ended December 31, 2014 and 2013, respectively.

Accounts Receivable Securitization Facility

In August 2010, a VIE in which the Company is the primary beneficiary, Styron Receivable Funding Ltd. (“SRF”), executed an agreement for an accounts receivable securitization facility (“Accounts Receivable Securitization Facility”). The initial facility permitted borrowings by one of the Company’s subsidiaries, Styron Europe GmbH (“SE”), up to a total of $160.0 million. Under the facility, SE sells its accounts receivable from time to time to SRF. In turn, SRF may sell undivided ownership interests in such receivables to commercial paper conduits in exchange for cash. The Company has agreed to continue servicing the receivables for SRF. Upon the sale of the interests in the accounts receivable by SRF, the conduits have a first priority perfected security interest in such receivables and, as a result, the receivables will not be available to the creditors of the Company or its other subsidiaries.

Since its inception, the Company has from time to time amended and restated the Accounts Receivable Securitization Facility. In May 2011, the facility was amended to allow for the expansion of the pool of eligible accounts receivable to include a previously excluded German subsidiary. In May 2013, the Company further amended the facility, increasing its borrowing capacity from $160.0 million to $200.0 million, extending the maturity date to May 2016 and allowing for the expansion of the pool of eligible accounts receivable to include previously excluded U.S. and The Netherlands subsidiaries. As a result of the amendment, the Company incurred $0.7 million in fees, which were capitalized in “Deferred charges and other assets” within the consolidated balance sheets and are being amortized into “Interest expense, net” within the consolidated statements of operations using the straight-line method over the remaining term.

The Accounts Receivable Securitization Facility is subject to interest charges against the amount of outstanding borrowings as well as the amount of available, but undrawn borrowings. As a result of the amendment to our Accounts Receivable Securitization Facility in May 2013, in regards to the outstanding borrowings, fixed interest charges decreased from 3.25% plus variable commercial paper rates to 2.6% plus variable commercial paper rates. In regards to available, but undrawn commitments, fixed interest charges were decreased from 1.50% to 1.40%.

As of December 31, 2014 and 2013, there were no amounts outstanding under the Accounts Receivable Securitization Facility, with approximately $136.1 million and $143.8 million, respectively, of accounts receivable available to support this facility, based on the pool of eligible accounts receivable. Interest expense on the Accounts Receivable Securitization Facility, excluding interest expense relating to the amortization of deferred financing fees, for the years ended December 31, 2014, 2013 and 2012 was $2.9 million, $4.2 million and $4.7 million, respectively, and was recorded in “Interest expense, net” in the consolidated statements of operations.

Unamortized deferred financing fees related to the Accounts Receivable Securitization Facility were $1.9 million and $3.5 million as of December 31, 2014 and 2013, respectively, recorded in “Deferred charges and other assets” within the consolidated balance sheets. These charges are being amortized on a straight-line basis over the term of the facility. The Company recorded $1.4 million, $1.4 million and $1.5 million in amortization of deferred financing fees related to the Accounts Receivable Securitization Facility in “Interest expense, net” within the consolidated statements of operations for the years ended December 31, 2014, 2013 and 2012, respectively.

Other Indebtedness

During 2011, the Company entered into two short-term revolving facilities through our subsidiary in China that provided for approximately $28.5 million of uncommitted funds available for borrowings, subject to annual renewal. The Company did not renew one of the short-term revolving facilities, with uncommitted funds of $13.5 million, and there were no outstanding borrowings for that facility as of December 31, 2014 or 2013. The remaining facility, which provides for up to $15.0 million of uncommitted funds available for borrowings, is subject to annual renewal.

Outstanding borrowings under the remaining revolving facility were $7.6 million and $5.1 million as of December 31, 2014 and 2013, respectively. These amounts will be due and payable within 12 months of the balance sheet date. The revolving facility is guaranteed by the Company’s holding company, Trinseo Materials Operating S.C.A. or secured by pledge of certain of the Company’s assets in China. At December 31, 2014 and 2013, the weighted average interest rate of the facility was approximately 0.1% and 0.1%, respectively.

The Senior Secured Credit facility limits the Company’s foreign working capital facilities to an aggregate principal amount of $75.0 million and, based on the 2013 Amendment, further limits our foreign working capital facilities in certain jurisdictions in Asia, including China, to an aggregate principal amount of $25.0 million, except as otherwise permitted by the Senior Secured Credit Facility.

NOTE 11—FOREIGN EXCHANGE FORWARD CONTRACTS

Certain subsidiaries have assets and liabilities denominated in currencies other than their respective functional currencies, which creates foreign exchange risk. The Company’s principal strategy in managing its exposure to changes in foreign currency exchange rates is to naturally hedge the foreign currency-denominated liabilities on our balance sheet against corresponding assets of the same currency such that any changes in liabilities due to fluctuations in exchange rates are offset by changes in their corresponding foreign currency assets. In order to further reduce its exposure, the Company also uses foreign exchange forward contracts to economically hedge the impact of the variability in exchange rates on our assets and liabilities denominated in certain foreign currencies. These derivative contracts are not designated for hedge accounting treatment. The Company does not hold or enter into financial instruments for trading or speculative purposes.

During 2012, the Company entered into foreign exchange forward contracts with a notional U.S. dollar equivalent amount of $82.0 million. These contracts were settled in February and May 2013 and no contracts were outstanding as of December 31, 2013. The Company recognized losses of $0.6 million and $4.8 million during the years ended December 31, 2013 and 2012, respectively, related to these contracts.

Beginning in the third quarter of 2014, the Company began to enter into various foreign exchange forward contracts, each with an original maturity of less than three months, and has continued with this program through the end of the year. As of December 31, 2014, the Company had open foreign exchange forward contracts with a net notional U.S. dollar equivalent of $102.5 million. The following table displays the notional amounts of the most significant net foreign exchange hedge positions outstanding as of December 31, 2014.

Buy / (Sell)	December 31, 2014
Euro	$239,341
Chinese Yuan	$(100,086)
Swiss Franc	$35,438
Indonesian Rupiah	$(33,020)
British Pound	$(9,910)

Forward contracts are entered into with a limited number of counterparties, each of which allows for net settlement of all contracts through a single payment in a single currency in the event of a default on or termination of any one contract. As a result, these foreign exchange forward contracts are recorded on a net basis, by counterparty within the consolidated balance sheets.

The fair value of open foreign exchange forward contracts amounted to $4.9 million of net unrealized losses and $0.3 million of net unrealized gains as of December 31, 2014, which were recorded in “Accounts payable” and “Accounts receivable, net of allowance”, respectively, in the consolidated balance sheets. The following tables summarize the financial assets and liabilities included in the consolidated balance sheets:

	December 31, 2014
Description	Gross Amounts of Recognized Assets	Gross Amounts of Offset in the Consolidated Balance Sheet	Net Amounts of Assets Presented in the Consolidated Balance Sheet
Foreign exchange forward contracts	$2,037	$(1,739)	$298

	December 31, 2014
Description	Gross Amounts of Recognized Liabilities	Gross Amounts of Offset in the Consolidated Balance Sheet	Net Amounts of Liabilities Presented in the Consolidated Balance Sheet
Foreign exchange forward contracts	$6,589	$(1,739)	$4,850

The Company had no derivative assets or liabilities outstanding as of December 31, 2013.

As these foreign exchange forward contracts are not designated for hedge accounting treatment, changes in the fair value of underlying instruments are recognized in “Other expense (income), net” in the consolidated statements of operations. The Company recorded losses from settlements and changes in the fair value of outstanding forward contracts of $28.2 million during the year ended December 31, 2014. These losses largely offset net foreign exchange transaction gains of $32.4 million during the year which resulted from the remeasurement of the Company’s foreign currency denominated assets and liabilities. The cash settlements of these forward exchange forward contracts are included within operating activities in the consolidated statements of cash flows.

For fair value disclosures related to these foreign currency forward contracts, refer to Note 13.

NOTE 12—SHAREHOLDERS’ EQUITY

Common Stock

On May 8, 2012, the Company issued 5.1 million shares of common stock to the Parent with $0.01 nominal value for $22.2 million of proceeds. The proceeds from the issuance were used as equity contribution required under the terms of the Senior Secured Credit Facility in order to cure the covenant default for the period ended March 31, 2012. Also, on August 8, 2012, the Parent received an additional $140.0 million from shareholders and contributed the same amount to the Company through the issuance of 32.1 million shares of common stock with a nominal value of $0.01. The proceeds from the issuance of the common stock were used to repay a portion of the 2011 Term Loans in connection with the 2012 Amendment.

On May 30, 2014, the Company amended its Articles of Association to effect a 1-for-436.69219 reverse split of its issued and outstanding common stock and to increase its authorized shares of common stock to 50.0 billion. Pursuant to the reverse split, every 436.69219 shares of the Company’s then issued and outstanding common stock was converted into one share of common stock. The reverse split did not change the par value of the Company’s common stock. These consolidated financial statements and accompanying footnotes have been retroactively adjusted to give effect to the reverse split.

On June 17, 2014, the Company completed the IPO of 11,500,000 ordinary shares at a price of $19.00 per share. The number of ordinary shares at closing included 1,500,000 of shares sold pursuant to the underwriters’ over-allotment option. The Company received cash proceeds of $203.2 million from this transaction, net of underwriting discounts. These net proceeds were used by the Company for: i) the July 2014 repayment of $132.5 million in aggregate principal amount of the 8.750% Senior Notes due 2019, together with accrued and unpaid interest thereon of $5.2 million and a call premium of $4.0 million (see Note 10); ii) the payment of approximately $23.3 million in connection with the termination of the Advisory Agreement with Bain Capital (see Note 18); iii) the payment of approximately $5.1 million of advisory, accounting, legal and printing expenses directly related to the offering which were recorded as a reduction to additional paid-in capital in the consolidated balance sheets; and iv) general corporate purposes.

NOTE 13—FAIR VALUE MEASUREMENTS

Fair value is defined as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. Assets and liabilities measured at fair value are classified using the following hierarchy, which is based upon the transparency of inputs to the valuation as of the measurement date.

Level 1—Valuation is based upon quoted prices (unadjusted) for identical assets or liabilities in active markets.

Level 2—Valuation is based upon quoted prices for similar assets and liabilities in active markets, or other inputs that are observable for the asset or liability, either directly or indirectly, for substantially the full term of the financial instrument.

Level 3—Valuation is based upon other unobservable inputs that are significant to the fair value measurement.

The following table summarizes the basis used to measure certain assets and liabilities at fair value on a recurring basis in the consolidated balance sheets at December 31, 2014. As discussed in Note 11, there were no open foreign exchange forward contracts as of December 31, 2013, and as such, there were no balances to be recorded at fair value at that date.

	December 31, 2014
Assets (Liabilities) at Fair Value	Quoted Prices in Active Markets for Identical Items (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)	Total
Foreign exchange forward contracts—Assets	$—	$298	$—	$298
Foreign exchange forward contracts—(Liabilities)	—	(4,850)	—	(4,850)

Total fair value	$—	$(4,552)	$—	$(4,552)

The Company uses an income approach to value its foreign exchange forward contracts, utilizing discounted cash flow techniques, considering the terms of the contract and observable market information available as of the reporting date. Significant inputs to the valuation for foreign exchange forward contracts are obtained from broker quotations or from listed or over-the-counter market data, and are classified as Level 2 in the fair value hierarchy.

Fair Value of Debt Instruments

The following table presents the estimated fair value of the Company’s outstanding debt not carried at fair value as of December 31, 2014 and 2013, respectively:

	As of December 31, 2014	As of December 31, 2013
Senior Notes (Level 2)	$1,212,045	$1,366,406

Total fair value	$1,212,045	$1,366,406

There were no other significant financial instruments outstanding as of December 31, 2014 and December 31, 2013.

NOTE 14—INCOME TAXES

Income (loss) before income taxes earned within and outside the United States is shown below:

	Year Ended December 31,
	2014	2013	2012
United States	$17,522	$25,228	$49,193
Outside of the United States	(65,135)	(25,597)	(1,351)

Income (loss) before income taxes	$(47,613)	$(369)	$47,842

The provision for (benefit from) income taxes is composed of:

	December 31, 2014			December 31, 2013			December 31, 2012
	Current	Deferred	Total	Current	Deferred	Total	Current	Deferred	Total
U.S. federal	$2,101	$(2,536)	$(435)	$8,617	$1,252	$9,869	$5,094	$8,070	$13,164
U.S. state and other	295	3	298	820	70	890	229	1,174	1,403
Non-U.S.	12,490	7,366	19,856	8,197	2,893	11,090	7,503	(4,510)	2,993

Total	$14,886	$4,833	$19,719	$17,634	$4,215	$21,849	$12,826	$4,734	$17,560

The effective tax rate on pre-tax income differs from the U.S. statutory rate due to the following:

	Year Ended December 31,
	2014	2013	2012
Taxes at U.S. statutory rate(1)	$(16,664)	$(129)	$16,745
State and local income taxes	571	603	1,493
Non U.S. statutory rates, including credits	899	(4,988)	(5,185)
U.S. tax effect of foreign earnings and dividends	(2,112)	(942)	(2,890)
Unremitted earnings	(189)	(157)	3,087
Change in valuation allowances	14,679	16,430	(8,780)
Uncertain tax positions	(2,818)	(1,465)	1,882
Withholding taxes on interest and royalties	3,652	2,992	7,064
U.S. manufacturing deduction	—	(229)	(1,057)
Provision to return adjustments	260	3,814	(3,943)
Stock-based compensation	3,343	3,112	2,466
Non-deductible interest	5,401	5,258	5,203
Non-deductible other expenses	15,589 (2)	1,573	2,004
Government subsidy income	—	(4,219)	—
Impact on foreign currency exchange	(2,643)	71	291
Other—net	(249)	125	(820)

Total provision for income taxes	$19,719	$21,849	$17,560

Effective tax rate	(41)%	(5,921)%	37%

(1)	The U.S. statutory rate has been used as management believes it is more meaningful to the Company.
(2)	Non-deductible other expenses in 2014 include the tax effect of fees incurred for the termination of the Latex JV Option Agreement with Dow and a portion of the fees incurred in connection with the termination of the Advisory Agreement with Bain Capital. See Note 18 for further discussion.

Deferred income taxes reflect temporary differences between the valuation of assets and liabilities for financial and tax reporting:

	December 31,
	2014		2013
	Deferred Tax Assets	Deferred Tax Liabilities	Deferred Tax Assets	Deferred Tax Liabilities
Tax loss and credit carry forwards	$62,142	$—	$40,007	$—
Unremitted earnings	—	9,273	—	9,462
Unconsolidated affiliates	11,761	—	12,257	—
Other accruals and reserves	11,536	—	13,556	—
Property, plant and equipment	—	42,715	—	45,314
Goodwill and other intangible assets	15,791	—	23,452	—
Deferred financing fees	6,366	—	6,973	—
Employee benefits	41,186	—	31,858	—

	148,782	51,988	128,103	54,776
Valuation allowance	(66,920)	—	(50,404)	—

Total	$81,862	$51,988	$77,699	$54,776

At December 31, 2014 and 2013, all undistributed earnings of foreign subsidiaries and affiliates are expected to be repatriated. Operating loss carryforwards amounted to $227.8 million in 2014 and $146.2 million in 2013. At December 31, 2014, $13.1 million of the operating loss carryforwards were subject to expiration in 2015 through 2019, and $214.7 million of the operating loss carryforwards expire in years beyond 2019 or have an indefinite carryforward period.

The Company had valuation allowances which were related to the realization of recorded tax benefits on tax loss carryforwards, as well as other net deferred tax assets, primarily from subsidiaries in Luxembourg and Australia, of $66.9 million at December 31, 2014 and $50.4 million at December 31, 2013.

For the years presented, a reconciliation of the beginning and ending amount of the unrecognized tax benefits is as follows:

Balance as of December 31, 2011	$25,431
Increases related to current year tax positions	6,757
Decreases related to prior year tax positions	(2,109)

Balance as of December 31, 2012	$30,079
Increases related to current year tax positions	1,225
Decreases related to prior year tax positions	(4,405)

Balance as of December 31, 2013	$26,899
Increases related to current year tax positions	187
Decreases related to prior year tax positions	(6,701)

Balance as of December 31, 2014	$20,385

The Company recognized interest and penalties of less than $0.1 million, $0.7 million, and $0.8 million for the years ended December 31, 2014, 2013, and 2012, which was included as a component of income tax expense in the consolidated statements of operations. As of December 31, 2014 and 2013, the Company has $1.8 million and $2.0 million, respectively, accrued for interest and penalties. To the extent that the unrecognized tax benefits are recognized in the future, $16.1 million will impact the Company’s effective tax rate.

As a majority of the Company’s legal entities had no significant activity prior to or were formed in 2010, only the 2010 tax year and forward is subject to examination in the majority of jurisdictions, except for China, Hong Kong, and Indonesia where tax years between 2007 and 2009 remain subject to examination. Pursuant to the terms of the Purchase Agreement, the Company has been indemnified from and against any taxes for or with respect to any periods prior to the Acquisition.

NOTE 15—COMMITMENTS AND CONTINGENCIES

Leased Property

The Company routinely leases premises for use as sales and administrative offices, warehouses and tanks for product storage, motor vehicles, railcars, computers, office machines, and equipment under operating leases. Rental expense for these leases was $15.9 million, $16.2 million and $17.7 million during the years ended December 31, 2014, 2013 and 2012, respectively.

Future minimum rental payments under operating leases with remaining non-cancelable terms in excess of one year are as follows:

Year	Annual Commitment
2015	$8,040
2016	5,510
2017	3,159
2018	2,780
2019	2,778
2020 and beyond	12,664

Total	$34,931

Environmental Matters

Accruals for environmental matters are recorded when it is probable that a liability has been incurred and the amount of the liability can be reasonably estimated, based on current law, existing technologies and other information. At December 31, 2014 and December 31, 2013, the Company had no accrued obligations for environmental remediation and restoration costs. Pursuant to the terms of the Styron sales and purchase agreement, the pre-closing environmental conditions were retained by Dow and the Company has been indemnified by Dow from and against all environmental liabilities incurred or relating to the predecessor periods. There are several properties which the Company now owns on which Dow has been conducting investigation, monitoring, or remediation to address historical contamination. Those properties include Allyn’s Point, Connecticut, Dalton, Georgia, and Livorno, Italy. There are other properties with historical contamination that are owned by Dow that the Company leases for its operations, including its facilities in Midland, Michigan, Schkopau, Germany, Terneuzen, The Netherlands, and Guaruja, Brazil. No environmental claims have been asserted or threatened against the Company, and the Company is not a potentially responsible party at any Superfund Sites.

Inherent uncertainties exist in the Company’s potential environmental liabilities primarily due to unknown conditions, whether future claims may fall outside the scope of the indemnity, changing governmental regulations and legal standards regarding liability, and evolving technologies for handling site remediation and restoration. In connection with the Company’s existing indemnification, the possibility is considered remote that environmental remediation costs will have a material adverse impact on the consolidated financial statements.

There were no amounts recorded in the consolidated statement of operations relating to environmental remediation for the years ended December 31, 2014, 2013, and 2012.

Purchase Commitments

In the normal course of business, the Company has certain raw material purchase contracts where it is required to purchase certain minimum volumes at current market prices. These commitments range from 1 to 6 years. The following table presents the fixed and determinable portion of the obligation under the Company’s purchase commitments as of December 31, 2014 (in millions):

Year	Annual Commitment
2015	$1,299
2016	1,292
2017	1,421
2018	1,214
2019	1,239
Thereafter	1,205

Total	$7,670

In certain raw material purchase contracts, the Company has the right to purchase less than the required minimums and pay a liquidated damages fee, or, in case of a permanent plant shutdown, to terminate the contracts. In such cases, these obligations would be less than the obligations shown in the table above.

The Company has service agreements with Dow and Bain Capital, some of which contain fixed annual fees. See Note 18 for further discussion.

Litigation Matters

From time to time, the Company may be subject to various legal claims and proceedings incidental to the normal conduct of business, relating to such matters as product liability, antitrust/competition, past waste disposal practices and release of chemicals into the environment. While it is impossible at this time to determine with certainty the ultimate outcome of these routine claims, the Company does not believe that the ultimate resolution of these claims will have a material adverse effect on the Company’s results of operations, financial condition or cash flow.

Legal costs, including those legal costs expected to be incurred in connection with a loss contingency, are expensed as incurred.

NOTE 16—PENSION PLANS AND OTHER POSTRETIREMENT BENEFITS

Defined Benefit Pension Plans

The majority of the Company’s employees are participants in various defined benefit pension and other postretirement plans which are administered and sponsored by the Company.

In connection with the Acquisition, the Company and Dow entered into affiliation agreements in certain jurisdictions (the “Affiliation Agreements”) allowing employees who transferred from Dow to the Company as of June 17, 2010 to remain in the Dow operated pension plans (“Dow Plans”) until the Company established its own pension plan. The Company then made the required employer contribution amounts to the Dow Plans for the Company’s employees and the related pension benefit obligations for the

Company’s employees have been accumulating in the Dow Plans since the Acquisition Date. Since June 2010, the Dow Plans originally established in those jurisdictions, were gradually legally separated into the Company’s self administered and sponsored plans until the Affiliation Agreements ended on December 31, 2012.

In Switzerland and The Netherlands, all remaining employees of the Company who were previously participants of the Dow Plans transferred to separately administered and sponsored pension plans of the Company effective January 1, 2013 (the “Successor Plans”). The benefit obligation and related plan assets in the Dow Plans belonging to the Company’s employees were transferred to the Successor Plans. As a result of the transfer, the Company recognized prior service credits and net losses of approximately $13.0 million and $1.4 million, respectively in other comprehensive income during the year ended December 31, 2013.

Company employees who were not previously associated with the acquired pension and postretirement plans are generally not eligible for enrollment in these plans. Pension benefits are typically based on length of service and the employee’s final average compensation.

Other Postretirement Benefits

The Company, either through a Company benefit plan or government-mandated benefits, provides certain health care and life insurance benefits applicable primarily to Dow-heritage retired employees in Brazil, The Netherlands, and the U.S.

In the U.S., the plan provides for health care benefits, including hospital, physicians’ services, drug and major medical expense coverage. In general, the plan applies to employees hired by Dow before January 1, 2008 and transferred to the Company in connection with the Acquisition, and who are at least 50 years old with 10 years of service. The plan allows for spouse coverage as well. If an employee was hired on or before January 1, 1993, the coverage extends past age 65. For employees hired after January 1, 1993 but before January 1, 2008, coverage ends at age 65. The Company reserves the right to modify the provisions of the plan at anytime, including the right to terminate, and does not guarantee the continuation of the plan or its provisions.

In Brazil, the Company provides an insured medical benefit to all employees and eligible dependents under Brazil’s healthcare legislation, which grants the right to employees (and their beneficiaries) who have contributed towards the medical plan to extend medical coverage upon retirement or in case of involuntary dismissal. The extended medical plan must include the same level of coverage and other conditions offered to active employees, whereas former employees must assume 100% of the premium cost. Prior to 2014, the Company had not accrued for the postretirement benefits owed under this plan. As a result, for the year ended December 31, 2014, a $2.7 million liability was recorded, which includes an adjustment related to the original purchase price allocation from the Acquisition as a portion of this obligation was assumed from Dow. The impact of this adjustment was a $1.7 million increase to goodwill and $1.0 million of net periodic benefit costs, net of currency remeasurement gains, incurred from the date of the Acquisition through December 31, 2013. The Company does not believe these adjustments are material to the current or any prior period financial statements.

In The Netherlands, the Company provided postretirement medical benefits to Dow-heritage employees who transferred to the Company in connection with the Acquisition. The Company ceased providing these benefits effective January 1, 2015. As a result, the Company recognized approximately $1.5 million of curtailment gain for the year ended December 31, 2014.

Assumptions

The weighted-average assumptions used to determine pension plan obligations and net periodic benefit costs are provided below:

	Pension Plan Obligations			Net Periodic Benefit Costs
	December 31,			December 31,
	2014	2013	2012	2014	2013	2012
Discount rate	2.01%	3.30%	3.05%	3.30%	3.05%	4.49%
Rate of increase in future compensation levels	2.71%	2.86%	2.69%	2.86%	2.69%	2.64%
Expected long-term rate of return on plan assets	N/A	N/A	N/A	2.83%	2.44%	4.09%

The weighted-average assumptions used to determine other postretirement benefit (“OPEB”) obligations and net periodic benefit costs are provided below:

	OPEB Obligations			Net Periodic Benefit Costs
	December 31,			December 31,
	2014	2013	2012	2014	2013	2012
Discount rate	6.40%	4.72%	3.93%	6.69%	3.93%	5.08%
Initial health care cost trend rate	8.05%	6.67%	7.00%	6.67%	7.00%	7.33%
Ultimate health care cost trend rate	5.43%	5.00%	5.00%	5.00%	5.00%	5.00%
Year ultimate trend rate to be reached	2021	2019	2019	2019	2019	2019

The discount rate utilized to measure the pension and other postretirement benefit plans is based on the yield of high-quality fixed income debt instruments at the measurement date. Future expected, actuarially determined cash flows of the plans are matched against a yield curve to arrive at a single discount rate for each plan.

The expected long-term rate of return on plan assets is determined by performing a detailed analysis of key economic and market factors driving historical returns for each asset class and formulating a projected return based on factors in the current environment. Factors considered include, but are not limited to, inflation, real economic growth, interest rate yield, interest rate spreads, and other valuation measures and market metrics. The expected long-term rate of return for each asset class is then weighted based on the strategic asset allocation approved by the governing body for each plan. The historical experience with the pension fund asset performance is also considered.

A one-percentage point change in the assumed health care cost trend rate would have had a nominal effect on both service and interest costs, but would result in an approximate $1.0 million impact to the projected benefit obligation.

The net periodic benefit costs for the pension and other postretirement benefit plans for the years ended December 31, 2014, 2013, and 2012 were as follows:

	Defined Benefit Pension Plans					Other Postretirement Benefit Plans
	December 31,					December 31,
	2014		2013		2012	2014		2013	2012
Net periodic benefit cost
Service cost	$14,097		$13,866		$10,054	$1,048	(6)	$283	$252
Interest cost	7,687		6,482		6,475	1,189	(6)	262	275
Expected return on plan assets	(2,427)		(1,710)		(2,251)	—		—	—
Amortization of prior service cost (credit)	(1,002)		(989)		142	102		—	—
Amortization of net (gain) loss	2,557		3,093		(630)	(45	)(6)	—	(9)
Settlement and curtailment (gain) loss	1,517	(1)	2,122	(2)	(247)	(1,507	)(3)	—	—

Net periodic benefit cost (income)	$22,429		$22,864		$13,543	$787		$545	$518

Amounts recognized in other comprehensive income (loss)
Net loss (gain)	$56,318		$6,170		$65,303	$1,263	(6)	$(1,354)	$677
Amortization of prior service (cost) credit	1,002		989		(142)	(102)		—	—
Amortization of net gain (loss)	(2,557)		(3,093)		630	45	(6)	—	9
Settlement and curtailment gain (loss)	(1,517)		(2,122)		247	(242)		—	—
Prior service cost (credit)	(12,706	)(4)	(12,992	)(5)	—	—		730	—

Total recognized in other comprehensive income (loss)	40,540		(11,048)		66,038	964		(624)	686
Net periodic benefit cost (income)	22,429		22,864		13,543	787		545	518

Total recognized in net periodic benefit cost and other comprehensive income (loss)	$62,969		$11,816		$79,581	$1,751		$(79)	$1,204

(1)	This amount represents settlement losses from one of the Company’s defined benefit plans in Switzerland due to the termination of certain employees during the year, which resulted in a loss recognized in the year ended December 31, 2014 due to a charge against the unamortized net loss recorded in other comprehensive income.
(2)	This amount represents a curtailment loss from one of the Company’s defined benefit plans in Germany due to the reduction or cessation of benefit accruals for certain employees’ future services. The adjustment in the benefit obligation from the curtailment resulted in a loss recognized during the year ended December 31, 2013 due to a charge against the unamortized net loss recorded in other comprehensive income.

(3)	This amount represents a curtailment gain from the Company’s other postretirement benefit plan in The Netherlands, due to the cessation of retiree medical benefit accruals effective January 1, 2015.
(4)	This adjustment was made to the Company’s pension plan in The Netherlands to reflect the introduction of a salary cap and lower accrual rate on pension benefits as a result of tax law changes effective January 1, 2015. The impact of the change resulted in an adjustment to prior service credit in other comprehensive income as of December 31, 2014, which will be amortized to net periodic benefit cost over the estimated remaining service period of the employees.
(5)	This is primarily related to the transfer of all remaining employees who were previously participants in the Dow Plans in Switzerland and The Netherlands to Company Successor Plans effective January 1, 2013, as discussed above.
(6)	These amounts include the prior period net periodic cost and other comprehensive income components of the postretirement benefits in Brazil recognized during 2014, as discussed above.

The changes in the pension benefit obligations and the fair value of plan assets and the funded status of all significant plans for the year ended December 31, 2014 and 2013 were as follows:

	Defined Benefit Pension Plans		Other Postretirement Benefit Plans
	December 31,		December 31,
	2014	2013	2014	2013
Change in projected benefit obligations
Benefit obligation at beginning of period	$237,914	$231,437	$6,660	$6,666
Service cost	14,097	13,866	1,048	283
Interest cost	7,687	6,482	1,189	262
Plan participants’ contributions	2,385	1,831	—	—
Actuarial changes in assumptions and experience	72,470	(10,376)	1,263	(1,354)
Benefits paid	(900)	(3,362)	—	—
Benefit payments by employer	(1,428)	(1,367)	—	—
Acquisitions/Divestiture	—	(333)	1,679 (7)	—
Plan amendments	(12,706)	(12,992)	—	730
Curtailments	—	2,124	(1,743)	—
Settlements	(6,783)	(1,633)	—	—
Other	614	4,576	—	—
Currency impact	(33,259)	7,661	(1,019)	73

Benefit obligation at end of period	$280,091	$237,914	$9,077	$6,660

Change in plan assets
Fair value of plan assets at beginning of period	$81,347	$72,350	$—	$—
Actual return on plan assets(8)	18,580	(12,713)	—	—
Settlements	(6,783)	(1,633)	—	—
Employer contributions	9,446	17,665	—	—
Plan participants’ contributions	2,385	1,831	—	—
Benefits paid	(2,239)	(3,609)	—	—
Other	614	4,576	—	—
Currency impact	(10,780)	2,880	—	—

Fair value of plan assets at end of period	92,570	81,347	—	—

Funded status at end of period	$(187,521)	$(156,567)	$(9,077)	$(6,660)

(7)	The amount represents an adjustment to the original purchase price allocation from the Acquisition as a portion of the postretirement benefits obligation recorded in Brazil was assumed from Dow.
(8)	The fair values of certain plan assets as of December 31, 2014 and 2013 were determined using cash surrender values provided under the insurance contracts which took effect on January 1, 2013. The resulting change in the fair value of plan assets due to the use of cash surrender values was included as “return on plan assets”.

The net amounts recognized in the balance sheet as of December 31, 2014 and 2013 were as follows:

	Defined Benefit Pension Plans		Other Postretirement Benefit Plans
	December 31,		December 31,
	2014	2013	2014	2013
Net amounts recognized in the balance sheets at December 31
Current liabilities	$(1,604)	$(1,599)	$(70)	$(26)
Noncurrent liabilities	(185,917)	(154,968)	(9,007)	(6,634)

Net amounts recognized in the balance sheet	$(187,521)	$(156,567)	$(9,077)	$(6,660)

Accumulated benefit obligation at the end of the period	$220,277	$178,987	$9,077	$6,660

Pretax amounts recognized in AOCI at December 31:
Net prior service cost (credit)	$(21,386)	$(9,682)	$628	$730
Net gain (loss)	97,127	44,883	(266)	(1,332)

Total at end of period	$75,741	$35,201	$362	$(602)

Approximately $5.7 million and $1.7 million of net loss and net prior service credit, respectively, for the defined benefit pension plans and $0.1 million of net prior service cost, respectively, for other postretirement benefit plans will be amortized from accumulated other comprehensive income (“AOCI”) to net periodic benefit cost in 2015.

The estimated future benefit payments, reflecting expected future service, as appropriate, are presented in the following table:

	2015	2016	2017	2018	2019	2020 through 2024	Total
Defined benefit pension plans	$3,635	$4,193	$4,402	$4,819	$4,786	$35,747	$57,582
Other postretirement benefit plans	72	105	145	195	260	2,652	3,429

Total	$3,707	$4,298	$4,547	$5,014	$5,046	$38,399	$61,011

Estimated contributions to the defined benefit pension plans in 2015 are $12.2 million.

The following information relates to pension plans with projected and accumulated benefit obligations in excess of the fair value of plan assets at December 31, 2014 and December 31, 2013:

Projected Benefit Obligation Exceeds the Fair Value of Plan Assets	December 31,
	2014	2013
Projected benefit obligations	$280,091	$237,914
Fair value of plan assets	$92,570	$81,347

Accumulated Benefit Obligation Exceeds the Fair Value of Plan Assets	December 31,
	2014	2013
Accumulated benefit obligations	$177,496	$152,056
Fair value of plan assets	$44,382	$50,004

Plan Assets

Prior to 2013, plan assets specific to the Dow Plans consisted primarily of receivables from Dow, which were based on a contractually determined proportion of Dow’s plan assets. Dow’s underlying plan assets consisted of equity and fixed income securities of U.S. and foreign issuers and insurance contracts, and may have included alternative investments such as real estate and private equity. Effective January 1, 2013, all remaining employees of the Company who were previously participating in Dow Plans were transferred to the Successor Plans. The related assets were also transferred to the Successor Plans and invested into insurance contracts that provide for guaranteed returns. As of December 31, 2014 and 2013, respectively, plan assets totaled $92.6 million and $81.3 million, consisting of investments in insurance contracts.

Investments in the pension plan insurance were valued utilizing unobservable inputs, which are contractually determined based on cash surrender values, returns, fees, and the present value of the future cash flows of the contracts.

Insurance contracts and Dow receivables (in 2013) are classified as Level 3 investments. Changes in the fair value of these level 3 investments during the years ended December 31, 2014 and 2013 are included in the “Change in plan assets” table above.

Concentration of Risk

The Company mitigates the credit risk of investments by establishing guidelines with investment managers that limit investment in any single issue or issuer to an amount that is not material to the portfolio being managed. These guidelines are monitored for compliance both by the Company and external managers. Credit risk related to derivative activity is mitigated by utilizing multiple counterparties and through collateral support agreements.

Supplemental Employee Retirement Plan

The Company established a non-qualified supplemental employee retirement plan in 2010. The net benefit costs recognized for the years ended December 31, 2014, 2013, and 2012 were $1.3 million, $2.3 million, and $2.6 million, respectively. As of December 31, 2012, the Company had a change in the plan assumptions, which resulted in an actuarial loss of approximately $2.2 million, net of tax of $1.4 million. The amount was recognized in the other comprehensive income. There were no further significant changes in plan assumptions as of December 31, 2014. Benefit obligations under this plan were $13.2 million and $12.7 million as of December 31, 2014 and 2013, respectively. As of December 31, 2014 and 2013, the amounts of net loss included in AOCI were $2.0 million and $2.9 million, respectively, with $0.8 million and $0.7 million amortized from AOCI into net periodic benefit costs during the years ended December 31, 2014 and 2013, respectively. Approximately $0.8 million is expected to be amortized from AOCI into net periodic benefit cost in 2015.

Based on the Company’s current estimates, the estimated future benefit payments under this plan, reflecting expected future service, as appropriate, are presented in the following table:

	2015	2016	2017	2018	2019	Thereafter	Total
Supplemental employee retirement plan	$—	$—	$13,562	$—	$—	$—	$13,562

Defined Contribution Plans

The Company also offers defined contribution plans to eligible employees in the U.S. and in other countries, including Australia, China, Brazil, Hong Kong, Korea, The Netherlands, Taiwan and the United Kingdom. The defined contribution plans are comprised of a non-discretionary elective matching contribution component as well as a discretionary non-elective contribution component. Employees participate in the non-discretionary component by contributing a portion of their eligible compensation to the plan, which is partially matched by the Company. Non-elective contributions are made at the discretion of the Company and are based on a combination of eligible employee compensation and performance award targets. For the years ended December 31, 2014, 2013, and 2012, respectively, the Company contributed $6.8 million, $6.3 million, and $7.0 million to the defined contribution plans.

NOTE 17—STOCK-BASED COMPENSATION

Restricted Stock Awards issued by the Parent

On June 17, 2010, the Parent authorized the issuance of up to 750,000 shares in time-based and performance-based restricted stock to certain key members of management. Any related compensation associated with these awards is allocated to the Company from the Parent. With the adoption of the Company’s 2014 Omnibus Incentive Plan (see discussion below), no further restricted stock awards will be issued by the Parent on behalf of the Company.

Time-based Restricted Stock Awards

The time-based restricted stock awards issued by the Parent contain a service-based condition that requires continued employment with the Company. Generally, these awards vest over three to five years of service, with a portion (20% to 40%) cliff vesting after the first one or two years. The remaining portion of the awards vest ratably over the subsequent service period, subject to the participant’s continued employment with the Company, and vest automatically upon a change in control of the Company, excluding a change in control related to an IPO. Should a participant’s termination occur within a defined timeframe due to death or permanent disability, a termination of the participant by the Company or one of its subsidiaries without cause, or the participant’s voluntary resignation for good reason, the portion of awards that are subject to time-based vesting that would have vested on the next regular vesting date will accelerate and vest on a pro rata basis, based on the number of full months between the last regular vesting date and the termination date.

The Parent has a call right that gives it the option, but not the obligation, to repurchase vested stock at the then current fair value upon an employee’s termination, or at cost in certain circumstances. During the year-ended December 31, 2013, as the result of certain employee terminations, the Parent repurchased a total of 3,372 previously vested time-based restricted stock awards at cost, resulting in a $0.9 million favorable adjustment to stock-based compensation expense. No such events occurred in 2014 or 2012.

Total compensation expense for time-based restricted stock awards was $7.0 million, $8.3 million, and $4.2 million for the years ended December 31, 2014, 2013, and 2012, respectively. Compensation expense recognized for the year ended December 31, 2012 includes certain adjustments, which resulted in a reduction of expense of approximately $2.5 million. The adjustments relate to the correction of prior period grant date fair values of time-based and performance-based restricted stock awards and the correction of prior period grant service based stock award vesting periods. The Company does not believe these adjustments were material to the 2012 or previous period financial statements.

As of December 31, 2014, there was $4.9 million of total unrecognized compensation cost related to time-based restricted stock awards, which is expected to be recognized over a weighted-average period of 2.5 years.

The following table summarizes the activity in the Parent’s time-based restricted stock awards during the year ended December 31, 2014:

Time-based restricted stock	Shares	Weighted-Average Grant Date Fair Value per Share
Unvested, December 31, 2013	131,190	$164.97
Granted	—	—
Vested	(66,143)	163.03
Forfeited	(2,499)	135.21

Unvested, December 31, 2014	62,548	$172.64

The following table summarizes the weighted-average grant date fair value per share of time-based restricted stock awards granted during the years ended December 31, 2014, 2013, and 2012, as well as the total fair value of awards vested during those periods:

	Time-Based Restricted Stock
	Weighted-Average Grant Date Fair Value per Share of Grants during Period		Total Fair Value of Awards Vested during Period
Year Ended December 31, 2014	N/A	(1)	$10,783
Year Ended December 31, 2013	$155.40		$6,795
Year Ended December 31, 2012	$204.32		$9,100

(1)	There were no grants of time-based restricted stock awards by the Parent during the year-ended December 31, 2014.

Modified Time-based Restricted Stock Awards

In periods prior to June 2014, the performance-based restricted stock awards contained provisions wherein vesting was subject to the full satisfaction of both time and performance vesting criterion. The performance component of the awards could only be satisfied if certain targets were achieved based on various returns realized by the Company’s shareholders on a change in control or an IPO. The time vesting requirements for the performance-based restricted stock awards generally vested in the same manner as the related time-based award. Prior to the Company’s IPO in June 2014, the Company had not recorded any compensation expense related to these awards as the likelihood of achieving the existing performance condition of a change in control or IPO was not deemed to be probable.

On June 10, 2014, prior to the completion of the Company’s IPO, the Parent entered into agreements to modify the outstanding performance-based restricted stock awards held by the Company’s employees to remove the performance-based vesting condition associated with such awards related to the achievement of certain investment returns (while maintaining the requirement for a change in control or IPO). This modification also changed the time-based vesting requirement associated with such shares to provide that any shares which would have satisfied the time-based vesting condition previously applicable to such shares on or prior to June 30, 2017 will instead vest on June 30, 2017, subject to the holder remaining continuously employed by the Company through such date. Any such shares that are subject to a time-based vesting condition beyond June 30, 2017 will remain subject to the time-based vesting condition previously applicable to such awards. Henceforth, these awards will be described as the Company’s modified time-based restricted stock awards.

On June 17, 2014, with the completion of the Company’s IPO, the remaining performance condition associated with these modified time-based restricted stock awards was achieved. As a result, the Company began recognizing compensation expense on these awards based on the vesting described above. Total compensation expense recognized for modified time-based restricted stock awards was $2.5 million for the year ended December 31, 2014.

As of December 31, 2014, there was $9.3 million of total unrecognized compensation cost related to modified time-based restricted stock awards, which is expected to be recognized over a weighted-average period of 2.6 years.

The following table summarizes the activity in the Parent’s modified time-based restricted stock awards during the year ended December 31, 2014:

Modified time-based restricted stock	Shares	Weighted-Average Grant Date Fair Value per Share
Unvested, December 31, 2013	118,123	$131.83
Granted*	—	—
Vested*	—	—
Forfeited*	(10,068)	97.45

Unvested, June 10, 2014*	108,055	$115.30
Granted	—	—
Vested	(775)	115.30
Forfeited	—	—

Unvested, December 31, 2014	107,280	$115.30

*	Represents activity and balances during the current year prior to the June 2014 modification discussed above. Note that the fair value of all unvested awards was adjusted to reflect the updated fair value per share upon modification.

The following table summarizes the weighted-average grant date fair value per share of modified time-based restricted stock awards (named performance-based awards, prior to June 2014 modification) granted during the years ended December 31, 2014, 2013, and 2012, as well as the total fair value of awards vested during those periods:

	Modified Time-Based Restricted Stock
	Weighted-Average Grant Date Fair Value per Share of Grants during Period		Total Fair Value of Awards Vested during Period
Year Ended December 31, 2014	N/A	(1)	$—
Year Ended December 31, 2013	$114.50		$—
Year Ended December 31, 2012	$170.43		$—

(1)	There were no grants of performance-based restricted stock awards (or modified time-based restricted stock awards) by the Parent during the year-ended December 31, 2014.

Fair Value Assumptions for Restricted Stock Award Grants

There were no grants by the Parent of time-based, performance-based, or modified time-based restricted stock awards during the year-ended December 31, 2014. However, as a result of the above-described June 2014 modification, the fair value of all modified time-based restricted stock awards was calculated as of the modification date. The fair values of time-based, modified time-based, and performance-based restricted stock awards (in prior years) were estimated on the date of grant using a combination of a call option and digital option model that uses assumptions about expected volatility, risk-free interest rates, the expected term, and dividend yield. In prior year valuations, the expected term for performance-based awards considered management’s probability-weighted estimate of the expected time until a change in control or IPO as well as the time until a performance condition would be met. The expected term for time-based and modified time-based awards considered both the service conditions of vesting of the awards, as well as management’s probability-weighted estimate of the expected liquidity horizon. The expected volatilities were based on a combination of implied and historical volatilities of a peer group of companies, as the Company was a non-publicly traded company prior to the IPO. The risk-free rate is based on the U.S. Treasury yield curve in effect at the time of grant for periods corresponding with the expected life of the awards. The expected dividend yield was based on an assumption that no dividends are expected to be approved in the near future.

The following are the weighted average assumptions used for grants during the years ended December 31, 2013, and 2012, respectively, and for valuation of the modified time-based awards in June 2014:

	Year Ended December 31,
	2014	2013	2012
Dividend yield	0.00%	0.00%	0.00%
Expected volatility	65.0%	73.25%	75.71%
Risk-free interest rate	1.54%	0.52%	0.58%
Expected term (in years) for performance-based shares	N/A	3.85	3.85
Expected term (in years) for time-based and modified time-based shares	4.50	9.21	10.32

2014 Omnibus Incentive Plan

In connection with the IPO, the Company’s board of directors approved the Trinseo S.A. 2014 Omnibus Incentive Plan (“2014 Omnibus Plan”), adopted on May 28, 2014, under which the maximum number of shares of common stock that may be delivered upon satisfaction of awards granted under such plan is 4.5 million shares. Following the IPO, all equity-based awards granted by the Company will be granted under the 2014 Omnibus Plan. The 2014 Omnibus Plan provides for awards of stock options, share appreciation rights, restricted stock, unrestricted stock, stock units, performance awards, cash awards and other awards convertible into or otherwise based on shares of the Company’s common stock.

In connection with the IPO, two of the Company’s newly appointed independent directors (Messrs. Cote and De Leener) each received a grant of 4,736 restricted stock units, respectively, under the 2014 Omnibus Plan each with a grant date fair value of $0.1 million. These awards will vest in full on the first anniversary of the date of grant, subject to the director’s continued service as a member of the Company’s board through such date. Total compensation expense for these restricted stock units was $0.1 million for the year ended December 31, 2014.

Shareholder distribution and share redemption

On February 3, 2011, the Company used a portion of the proceeds from the 2011 Term Loans to pay a distribution to the shareholders of the Parent, including investment funds advised or managed by Bain Capital, Dow and certain executives, through the redemption of certain classes of the Parent’s shares. The shares redeemed included a portion of the outstanding unvested time-based and performance-based restricted stock awards as well as a portion of the issued and outstanding restricted stock.

For certain employees, a portion or all of this distribution attributable to unvested time-based and performance-based restricted awards was withheld and put in escrow, to be paid out two years from the employees’ date of hire, subject to the participant’s continued employment with the Company. The amounts held in escrow vest ratably over the two year period of time after the employee’s hire date. At the date of the redemption, the Parent recorded a liability to reflect the amount held in escrow each employee had already vested in as of the date of the redemption. Compensation expense on the unvested amount of the distribution withheld in escrow was recognized ratably over the remaining service period from the time of the redemption. Total compensation expense for these liability awards was less than $0.1 million, and $0.9 million for the years ended December 31, 2013, and 2012, respectively. As of December 31, 2013, there was no remaining unrecognized compensation cost related to these liability awards, and therefore, no amounts were recognized for the year ended December 31, 2014.

Management Retention Awards

During the year ended December 31, 2012, the Parent agreed to retention awards with certain officers. These awards generally vest over one to four years, and are payable upon vesting subject to the participant’s continued employment with the Company on the vesting date. Compensation expense related to these retention awards is equivalent to the value of the award, and is being recognized ratably over the applicable service period. Total compensation expense for these retention awards was $0.9 million, $1.4 million, and $2.3 million for the years ended December 31, 2014, 2013, and 2012, respectively. As of December 31, 2014, there was $0.4 million in unrecognized compensation cost related to these retention awards, which is expected to be recognized over a period of 1.1 years.

Parent Company Restricted Stock Sales

During the year ended December 31, 2013, the Parent sold 779 shares of non-transferable restricted stock to certain employees, all of which were sold at a purchase price less than the fair value of the Parent’s common stock. As a result, during the year ended December 31, 2013, the Company recorded compensation expense of approximately $0.2 million related to these restricted stock sales. There were no restricted stock sales during the years ended December 31, 2014 and 2012. The restricted stock may not be transferred without the Parent’s consent except for a sale to the Parent or its investors in connection with a termination or on an IPO or other liquidation event.

Summary of Stock-based Compensation Expense

The amount of stock-based compensation expense recorded within “Selling, general and administrative expenses” in the consolidated statements of operations for the years ended December 31, 2014, 2013, and 2012, respectively, was as follows:

	Year Ended December 31,
	2014	2013	2012
Time-based Restricted Stock Awards	$7,037	$8,346	$4,192
Modified Time-based Restricted Stock Awards	2,469	—	—
Restricted Stock Units- under 2014 Omnibus Plan	100	—	—
Liability awards	50	46	861
Management Retention Awards	896	1,416	2,275
Parent Company Restricted Stock Sales	—	171	—

Total stock-based compensation expense	$10,552	$9,979	$7,328

NOTE 18—RELATED PARTY AND DOW TRANSACTIONS

In conjunction with the Acquisition, the Company entered into certain agreements with Dow, including a five-year Master Outsourcing Services Agreement (“MOSA”) and certain Site and Operating Service Agreements. The MOSA provides for ongoing services from Dow in areas such as information technology, human resources, finance, environmental health and safety, training, supply chain and purchasing. Effective June 1, 2013, the Company entered into a Second Amended and Restated Master Outsourcing Services Agreement (“SAR MOSA”). The SAR MOSA replaces, modifies and extends the earlier MOSA, extending the term through December 31, 2020 and which automatically renews for two year periods unless either party provides six months’ notice of non-

renewal to the other party. The services provided pursuant to the SAR MOSA generally are priced per function, and the Company has the ability to terminate the services or any portion thereof, for convenience any time after June 1, 2015, subject to payment of termination charges. Services which are “highly integrated” follow a different process for evaluation and termination. In addition, either party may terminate for cause, which includes a bankruptcy, liquidation or similar proceeding by the other party, for material breach which is not cured, or by Dow in the event of our failure to pay for the services thereunder. In the event of a change of control, as defined in the agreement, Dow has the right to terminate the SAR MOSA. As of December 31, 2014, the estimated minimum contractual obligations under the SAR MOSA, excluding the impacts of inflation, are $20.0 million through June 2015 and $32.0 million thereafter.

In addition, the Company entered into certain Site and Operating Service Agreements. Under the Site Services Agreements (“SSAs”), Dow provides the Company utilities and other site services for Company-owned plants. Under the Operating Services agreements the Company provides services to Dow and receives payments for the operation of a Dow-owned plant. Similar to the above SAR MOSA, effective June 1, 2013, the Company entered into Second Amended and Restated Site Services Agreements (“SAR SSAs”). The SAR SSAs replace, modify and extend the original SSAs. These agreements generally have 25-year terms, with options to renew. These agreements may be terminated at any time by agreement of the parties, or, by either party, for cause, including a bankruptcy, liquidation or similar proceeding by the other party, or under certain circumstances for a material breach which is not cured. In addition, the Company may terminate for convenience any services that Dow has agreed to provide that are identified in any site services agreement as “terminable” with 12 months prior notice to Dow, dependent upon whether the service is highly integrated into Dow operations. Highly integrated services are agreed to be nonterminable. With respect to “nonterminable” services that Dow has agreed to provide to the Company, such as electricity and steam, the Company generally cannot terminate such services prior to the termination date unless the Company experiences a production unit shut down for which Dow is provided with 15-months prior notice, or upon payment of a shutdown fee. Upon expiration or termination, the Company would be obligated to pay a monthly fee to Dow, which obligation extends for a period of 45 (in the case of expiration) to 60 months (in the case of termination) following the respective event of each site services agreement. The agreements under which Dow receives services from the Company may be terminated under the same circumstances and conditions.

For the years ended December 31, 2014, 2013 and 2012, the Company incurred a total of $282.5 million, $303.2 million and $317.6 million in expenses under these agreements, respectively, including $233.7 million, $235.1 million and $214.5 million, for both the variable and fixed cost components of the Site Service Agreements, respectively, and $48.8 million, $68.1 million and $103.1 million covering all other agreements, respectively.

In connection with the Acquisition, certain of the Company’s affiliates entered into a latex joint venture option agreement (the “Latex JV Option Agreement”) with Dow, pursuant to which Dow was granted an irrevocable option to purchase 50% of the issued and outstanding interests in a joint venture to be formed by Dow and the Company’s affiliates with respect to the SB Latex business in Asia, Latin America, the Middle East, Africa, Eastern Europe, Russia and India. On May 30, 2014, the Company’s affiliates entered into an agreement with Dow to terminate the Latex JV Option Agreement, Dow’s rights to the option, and all other obligations thereunder, in exchange for a termination payment of $32.5 million. This termination payment was made on May 30, 2014, and the termination of the Latex JV Option Agreement became effective as of such date. This termination payment was recorded as an expense within “Other expense (income), net” in the consolidated statements of operations for the year ended December 31, 2014.

In addition, the Company has transactions in the normal course of business with Dow and its affiliates. For the years ended December 31, 2014, 2013, and 2012, sales to Dow and its affiliated companies were approximately $343.8 million, $294.7 million and $311.4 million, respectively. For the years ended December 31, 2014, 2013, and 2012, purchases (including MOSA and SSA services) from Dow and its affiliated companies were approximately $2,196.0 million, $2,336.5 million and $2,654.7 million, respectively.

As of December 31, 2014 and 2013, receivables from Dow and its affiliated companies were approximately $18.7 million and $31.6 million, respectively, and are included in “Accounts receivable, net of allowance” in the consolidated balance sheets. As of December 31, 2014 and 2013, payables to Dow and its affiliated companies were approximately $156.9 million and $218.9 million, respectively, and are included in “Accounts payable” in the consolidated balance sheet.

In connection with the Acquisition, the Company entered into the Advisory Agreement wherein Bain Capital provides management and consulting services and financial and other advisory services to the Company. The Advisory Agreement terminated upon consummation of the Company’s IPO in June 2014 and pursuant to the terms of the Advisory Agreement, the Company paid $23.3 million of termination fees representing acceleration of the advisory fees for the remainder of the original term. The termination fee was paid in June 2014 using the proceeds from the IPO, and was recorded as an expense within “Selling, general and administrative expenses” in the consolidated statement of operations for the year ended December 31, 2014. Bain Capital will continue to provide an immaterial level of ad hoc advisory services for the Company going forward. In conjunction with the above, we paid Bain Capital fees (including out-of-pocket expenses) of $2.4 million, $4.7 million, and $4.6 million for the years ended December 31, 2014, 2013, and 2012, respectively (excluding the termination fees noted above).

Bain Capital also provides advice pursuant to a 10-year Transaction Services Agreement with fees payable equaling 1% of the transaction value of each financing, acquisition or similar transaction. In connection with the IPO, Bain Capital received $2.2 million of transaction fees, which were recorded within “Additional paid-in-capital” in the consolidated balance sheets as of December 31, 2014 (see Note 12). Bain Capital also received fees of approximately $13.9 million related to the issuance of the Senior Notes and the amendment to the Senior Secured Credit Facility in January 2013, which were included in the financing fees capitalized and included in “Deferred charges and other assets” in the consolidated balance sheet (see Note 10 for further discussion).

Total fees incurred from Bain Capital for these management and transaction advisory services, including fees related to the Acquisition and the Company’s financing arrangements, were $27.9 million, $18.6 million, and $4.6 million, respectively, for the years ended December 31, 2014, 2013, and 2012.

NOTE 19—SEGMENTS

Until January 1, 2015, the chief executive officer, who is the Company’s chief operating decision maker, managed the Company’s operations under two divisions, Emulsion Polymers and Plastics, which included the following four reporting segments: Latex, Synthetic Rubber, Styrenics, and Engineered Polymers.

Effective January 1, 2015, the Company was reorganized under two new divisions called Performance Materials and Basic Plastics & Feedstocks. The Performance Materials division now includes the following reporting segments: Synthetic Rubber, Latex, and Performance Plastics. The Basic Plastics & Feedstocks division represents a separate segment for financial reporting purposes. This new organizational structure better reflects the nature of the Company by grouping together segments with similar strategies, business drivers and operating characteristics.

The information below for the years ended December 31, 2014, 2013, and 2012 have been retroactively adjusted to reflect this change in reporting segments.

The Latex segment produces SB latex primarily for coated paper and packaging board, carpet and artificial turf backings, as well as a number of performance latex applications. The Synthetic Rubber segment produces synthetic rubber products used predominantly in tires, with additional applications in polymer modification and technical rubber goods, including conveyer and fan belts, hoses, seals and gaskets. The Performance Plastics segment produces highly engineered compounds and blends for automotive end markets, as well as consumer electronics, medical, and lighting, collectively consumer essential markets, or CEM. The Basic Plastics & Feedstocks segment includes styrenic polymers, polycarbonate, or PC, and styrene monomer, and also includes the results of the Company’s two 50%-owned joint ventures, AmSty and Sumika Styron.

	Performance Materials
For the year ended	Latex	Synthetic Rubber	Performance Plastics	Basic Plastics & Feedstocks	Corporate Unallocated	Total
December 31, 2014
Sales to external customers	$1,261,137	$633,983	$821,053	$2,411,788	$—	$5,127,961
Equity in earnings (losses) of unconsolidated affiliates	—	—	—	47,749	—	47,749
EBITDA(1)	93,962	136,985	69,350	23,900
Investment in unconsolidated affiliates	—	—	—	167,658	—	167,658
Depreciation and amortization	26,954	32,900	5,602	34,205	4,045	103,706

December 31, 2013
Sales to external customers	$1,341,424	$622,059	$807,578	$2,536,353	$—	$5,307,414
Equity in earnings (losses) of unconsolidated affiliates	—	—	—	39,138	—	39,138
EBITDA(1)	95,398	113,459	61,703	89,963
Investment in unconsolidated affiliates	—	—	—	155,887	—	155,887
Depreciation and amortization	26,092	28,937	5,009	31,322	3,836	95,196

December 31, 2012
Sales to external customers	$1,545,064	$701,962	$839,243	$2,365,640	$—	$5,451,909
Equity in earnings of unconsolidated affiliates	—	—	—	27,140	—	27,140
EBITDA(1)	125,473	111,051	69,538	44,912
Investment in unconsolidated affiliates	—	—	—	140,304	—	140,304
Depreciation and amortization	27,037	18,080	5,342	32,212	2,933	85,604

(1)	Reconciliation of EBITDA to net income (loss) is as follows:

	Year Ended December 31,
	2014	2013	2012
Total segment EBITDA	$324,197	$360,523	$350,974
Corporate unallocated	(143,181)	(133,658)	(107,557)
Less: Interest expense, net	124,923	132,038	109,971
Less: Provision for income taxes	19,719	21,849	17,560
Less: Depreciation and amortization	103,706	95,196	85,604

Net income (loss)	$(67,332)	$(22,218)	$30,282

Corporate unallocated includes corporate overhead costs, loss on extinguishment of long-term debt, and certain other income and expenses.

The primary measure of segment operating performance is EBITDA, which is defined as net income (loss) before interest, income taxes, depreciation and amortization. EBITDA is a key metric that is used by management to evaluate business performance in comparison to budgets, forecasts, and prior year financial results, providing a measure that management believes reflects the Company’s core operating performance. EBITDA is useful for analytical purposes; however, it should not be considered an alternative to the Company’s reported GAAP results, as there are limitations in using such financial measures. Other companies in the industry may define EBITDA differently than the Company, and as a result, it may be difficult to use EBITDA, or similarly-named financial measures, that other companies may use to compare the performance of those companies to the Company’s performance.

Asset and capital expenditure information is not accounted for at the segment level and consequently is not reviewed or included with the Company’s internal management reporting. Therefore, the Company has not disclosed asset and capital expenditure information for each reportable segment.

The Company operates 34 manufacturing plants (which include a total of 81 production units) at 26 sites in 14 countries, inclusive of joint ventures and contract manufacturers. Sales are attributed to geographic areas based on the location where sales originated; long-lived assets are attributed to geographic areas based on asset location.

	Year Ended December 31,
	2014	2013	2012
United States
Sales to external customers	$663,425	$665,801	$683,570
Long-lived assets	65,329	73,932	84,992
Europe
Sales to external customers	$3,066,581	$3,186,659	$3,324,064
Long-lived assets	383,311	431,494	449,834
Asia-Pacific
Sales to external customers	$1,196,163	$1,214,093	$1,200,747
Long-lived assets	99,654	92,691	91,885
Rest of World
Sales to external customers	$201,792	$240,861	$243,528
Long-lived assets	8,403	8,310	6,561
Total
Sales to external customers(1)	$5,127,961	$5,307,414	$5,451,909
Long-lived assets(2)(3)	556,697	606,427	633,272

(1)	Sales to external customers in China represented approximately 8%, 8% and 8% of the total for the years ended December 31, 2014, 2013, and 2012, respectively. Sales to external customers in Germany represented approximately 12%, 11% and 10% of the total for the years ended December 31, 2014, 2013, and 2012, respectively. Sales to external customers in Hong Kong represented approximately 11%, 10% and 9% of the total for the years ended December 31, 2014, 2013, and 2012, respectively.
(2)	Long-lived assets in China represented approximately 6%, 4%, and 4% of the total for the years ended December 31, 2014, 2013, and 2012, respectively. Long-lived assets in Germany represented approximately 43%, 44%, and 45% of the total for the years ended December 31, 2014, 2013, and 2012, respectively. Long-lived assets in The Netherlands represented approximately 13%, 13%, and 13% of the total for the years ended December 31, 2014, 2013, and 2012, respectively.

(3)	Long-lived assets consist of property, plant and equipment, net.

NOTE 20—RESTRUCTURING

2012 Global Restructuring Program

In February 2012, the Company announced an organizational restructuring program that included changes to many employees’ roles and elimination of approximately 90 roles globally. This restructuring was driven by the business organization, as well as the need to further reduce costs due to the challenging economic outlook in 2012. As a result of this and other employee separations during 2012, the Company recorded special termination benefit charges of approximately $7.5 million for the year ended December 31, 2012 within Corporate unallocated. These restructuring charges were included in “Selling, general and administrative expenses” in the consolidated statements of operations. No additional charges have been incurred in conjunction with these initiatives, and there are no amounts accrued as of December 31, 2014 and 2013.

Restructuring in Polycarbonate

During the second quarter of 2014, the Company announced a restructuring within its Basic Plastics & Feedstocks segment to exit the commodity market for polycarbonate in North America and to terminate existing arrangements with Dow regarding manufacturing services for the Company at Dow’s Freeport, Texas facility (the “Freeport facility”). The Company also entered into a new long-term supply contract with a third party to supply polycarbonate in North America. These revised arrangements became operational in the fourth quarter of 2014. In addition, the Company has executed revised supply contracts for certain raw materials that are processed at its polycarbonate manufacturing facility in Stade, Germany, which took effect January 1, 2015. These revised agreements are expected to facilitate improvements in future results of operations for the Basic Plastics & Feedstocks segment. Production at the Freeport facility ceased as of September 30, 2014, and decommissioning and demolition began thereafter and is expected to be completed in 2015.

For the year ended December 31, 2014, the Company recorded restructuring charges of $3.5 million relating to the accelerated depreciation of the related assets at the Freeport facility and $6.6 million in charges for the reimbursement of decommissioning and demolition costs incurred by Dow (of which $4.2 million remained accrued within “Accounts payable” on the consolidated balance sheet as of December 31, 2014). These charges were included in “Selling, general and administrative expenses” in the consolidated statements of operations, and were allocated entirely to the Basic Plastics & Feedstocks segment. In accordance with the relevant termination agreement, these reimbursement costs to Dow are not to exceed $7.0 million in total.

Altona Plant Shutdown

In July 2013, the Company’s board of directors approved the plan to close the Company’s latex manufacturing facility in Altona, Australia. This restructuring plan was a strategic business decision to improve the results of the overall Latex segment. The facility manufactured SB latex used in the carpet and paper markets. Production at the facility ceased in the third quarter of 2013, followed by decommissioning, with demolition throughout most of 2014.

As a result of the plant closure, the Company recorded restructuring charges of $10.8 million for the year ended December 31, 2013. These charges consisted of property, plant and equipment and other asset impairment charges, employee termination benefit charges, contract termination charges, and incurred decommissioning charges, of which approximately $4.8 million remained accrued on the Company’s consolidated balance sheet as of December 31, 2013.

For the year ended December 31, 2014, the Company recorded additional net restructuring charges of approximately $2.8 million, related primarily to incremental employee termination benefit charges, contract termination charges, and decommissioning costs. These charges were included in “Selling, general and administrative expenses” in the consolidated statements of operations, and were allocated entirely to the Latex segment. Of the remaining balance at December 31, 2014, $1.2 million is recorded in “Accrued expenses and other current liabilities” and $0.9 million is recorded in “Other noncurrent liabilities” in the consolidated balance sheet.

The following tables provide a rollforward of the liability balances associated with the Altona plant shutdown for the years ended December 31, 2013 and 2014, respectively:

	Balance at December 31, 2013	Expenses	Deductions(1)	Balance at December 31, 2014
Employee termination benefit charges	$1,408	$302	$(1,710)	$—
Contract termination charges	3,388	1,409	(2,669)	2,128
Other(2)	26	1,277	(1,303)	—

Total	$4,822	$2,988	$(5,682)	$2,128

	Balance at December 31, 2012	Expenses	Deductions(1)	Balance at December 31, 2013
Employee termination benefit charges	$—	$2,589	$(1,181)	$1,408
Contract termination charges	—	3,934	(546)	3,388
Other(2)	—	215	(189)	26

Total	$—	$6,738	$(1,916)	$4,822

(1)	Includes primarily payments made against the existing accrual, as well as immaterial impacts of foreign currency remeasurement.
(2)	Includes demolition and decommissioning charges incurred, primarily related to labor and third party service costs.

NOTE 21—ACCUMULATED OTHER COMPREHENSIVE INCOME (LOSS)

The components of accumulated other comprehensive income (loss), net of income taxes, consisted of:

	Currency Translation Adjustment, Net	Employee Benefits, Net	Total
Balance at December 31, 2011	$38,935	$14,253	$53,188
Other comprehensive income (loss)	23,872	(52,487)	(28,615)

Balance at December 31, 2012	62,807	(38,234)	24,573
Other comprehensive income (loss)	53,339	10,466	63,805

Balance at December 31, 2013	116,146	(27,768)	88,378
Other comprehensive income (loss)	(133,901)	(29,694)	(163,595)

Balance at December 31, 2014	$(17,755)	$(57,462)	$(75,217)

NOTE 22—EARNINGS (LOSS) PER SHARE

Basic earnings (loss) per share (“basic EPS”) is computed by dividing net income (loss) available to common shareholders by the weighted average number of the Company’s common shares outstanding for the applicable period. Diluted earnings (loss) per share (“diluted EPS”) is calculated using net income (loss) available to common shareholders divided by diluted weighted-average shares of common shares outstanding during each period, which includes unvested restricted shares. Diluted EPS considers the impact of potentially dilutive securities except in periods in which there is a loss because the inclusion of the potential common shares would have an anti-dilutive effect.

The following table presents EPS and diluted EPS for the years ended December 31, 2014, 2013 and 2012, respectively. These balances have been retroactively adjusted to give effect to the Company’s 1-for-436.69219 reverse stock split declared effective on May 30, 2014, discussed in Note 12.

	Year Ended December 31,
(in thousands, except per share data)	2014	2013	2012
Earnings (losses):
Net income (loss) available to common shareholders	$(67,332)	$(22,218)	$30,282
Shares:
Weighted average common shares outstanding	43,476	37,270	16,123
Dilutive effect of restricted stock units*	—	—	—

Diluted weighted average shares outstanding	43,476	37,270	16,123

Income (loss) per share:
Income (loss) per share—basic and diluted	$(1.55)	$(0.60)	$1.88

*	Refer to Note 17 for discussion of restricted stock units granted in June 2014 to certain Company directors. As net loss was reported for the year ended December 31, 2014, potentially dilutive awards have not been included within the calculation of diluted EPS, as they would have an anti-dilutive effect.

NOTE 23—SELECTED QUARTERLY FINANCIAL DATA (Unaudited)

	First Quarter		Second Quarter		Third Quarter		Fourth Quarter
2014
Net sales	$1,359,132		$1,340,935		$1,305,493		$1,122,401
Gross profit	98,629		92,410		68,236		38,046
Equity in earnings of unconsolidated affiliates	14,950		5,378		9,267		18,154
Operating Income	63,549		23,580	(1)	29,390		(4,035)
Income (loss) before income taxes	29,836		(39,171	)(1)	(6,460	)(2)	(31,818)
Net income (loss)	17,086		(44,621	)(1)	(10,110	)(2)	(29,687)
Income (loss) per share- basic and diluted	$0.46		$(1.15	)(1)	$(0.21	)(2)	$(0.61)

2013
Net sales	$1,391,585		$1,361,759		$1,308,959		$1,245,111
Gross profit	80,803		65,509		96,517		115,181
Equity in earnings of unconsolidated affiliates	2,799		8,929		15,215		12,195
Operating Income	37,142		19,664		57,960		65,524
Income (loss) before income taxes	(9,778	)(3)	(25,914)		10,937		24,386
Net income (loss)	(9,678	)(3)	(28,064)		4,936		10,588
Income (loss) per share- basic and diluted	$(0.26	)(3)	$(0.75)		$0.13		$0.28

(1)	Includes a charge of $23.3 million for fees paid to Bain Capital incurred in connection with the termination of the Advisory Agreement, pursuant to its terms, upon consummation of the Company’s IPO in June 2014. Also includes a one-time $32.5 million termination payment made to Dow in connection with the termination of our Latex JV Option Agreement. See Note 18 to the consolidated financial statements for further discussion of these items.
(2)	Includes $7.4 million loss on extinguishment of debt related to the July 2014 redemption of $132.5 million in aggregate principal amount of the Senior Notes.
(3)	Includes $20.7 million loss on extinguishment of debt related to the January 2013 amendment of our Senior Secured Credit Facility and repayment of Term Loans.

NOTE 24—SUBSEQUENT EVENTS

The Company has evaluated significant events and transactions that occurred after the balance sheet date through the date of this report and determined that there were no events or transactions that would require recognition or disclosure in our consolidated financial statements for the period ended December 31, 2014.

NOTE 25—SUPPLEMENTAL GUARANTOR CONDENSED CONSOLIDATING FINANCIAL STATEMENTS

In connection with the issuance of the Senior Notes by Trinseo Materials Operating S.C.A. and Trinseo Materials Finance, Inc. (the “Issuers”), this supplemental guarantor financial statement disclosure is included in accordance with Rule 3-10 of
Regulation S-X. The Senior Notes are fully and unconditionally guaranteed, jointly and severally, on a senior unsecured basis, in each case, subject to certain exceptions, by Trinseo S.A. (the “Parent Guarantor”) and by certain subsidiaries (together, the “Guarantor Subsidiaries”).

Each of the Guarantor Subsidiaries is 100 percent owned by the Company. None of the other subsidiaries of the Company, either direct or indirect, guarantee the Senior Notes (together, the “Non-Guarantor Subsidiaries”). The Guarantor Subsidiaries of the Senior Notes, excluding the Parent Guarantor, will be automatically released from those guarantees upon the occurrence of certain customary release provisions.

The following supplemental condensed consolidating financial information is presented to comply with the Company’s requirements under Rule 3-10 of Regulation S-X:

•	the Condensed Consolidating Balance Sheets as of December 31, 2014 and December 31, 2013;

•	the Condensed Consolidating Statements of Comprehensive Income (Loss) for the years ended December 31, 2014, 2013 and 2012; and

•	the Condensed Consolidating Statements of Cash Flows for the years ended December 31, 2014, 2013 and 2012.

The Condensed Consolidating Financial Statements are presented using the equity method of accounting for its investments in 100 percent owned subsidiaries. Under the equity method, the investments in subsidiaries are recorded at cost and adjusted for our share of the subsidiaries cumulative results of operations, capital contributions, distributions and other equity changes. The elimination entries principally eliminate investments in subsidiaries and intercompany balances and transactions. The financial information in this footnote should be read in conjunction with the Consolidated Financial Statements presented and other notes related thereto contained within this Annual Report.

SUPPLEMENTAL CONDENSED CONSOLIDATING BALANCE SHEET

(In thousands)

	December 31, 2014
	Parent Guarantor	Issuers	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminations	Consolidated
Assets
Current assets
Cash and cash equivalents	$904	$2,653	$166,106	$51,123	$—	$220,786
Accounts receivable, net of allowance	—	62	207,465	393,539	—	601,066
Intercompany receivables	55	493,090	1,369,837	101,716	(1,964,698)	—
Inventories	—	—	381,797	99,709	(7,645)	473,861
Deferred income tax assets	—	—	5,382	6,404	—	11,786
Other current assets	—	148	6,476	8,540	—	15,164

Total current assets	959	495,953	2,137,063	661,031	(1,972,343)	1,322,663

Investments in unconsolidated affiliates	—	—	167,658	—	—	167,658
Property, plant and equipment, net	—	—	426,905	129,792	—	556,697
Other assets
Goodwill	—	—	34,574	—	—	34,574
Other intangible assets, net	—	—	164,020	1,338	—	165,358
Investments in subsidiaries	327,100	1,327,675	595,755	—	(2,250,530)	—
Intercompany notes receivable—noncurrent	—	1,323,401	15,664	—	(1,339,065)	—
Deferred income tax assets—noncurrent	—	—	43,676	3,136	—	46,812
Deferred charges and other assets	—	36,899	23,398	718	1,339	62,354

Total other assets	327,100	2,687,975	877,087	5,192	(3,588,256)	309,098

Total assets	$328,059	$3,183,928	$3,608,713	$796,015	$(5,560,599)	$2,356,116

Liabilities and shareholders’ equity
Current liabilities
Short-term borrowings	$—	$—	$—	$7,559	$—	$7,559
Accounts payable	46	2,323	366,882	65,441	—	434,692
Intercompany payables	6,944	888,660	522,930	546,150	(1,964,684)	—
Income taxes payable	—	—	8,864	549	—	9,413
Deferred income tax liabilities	—	—	1,171	242	—	1,413
Accrued expenses and other current liabilities	204	52,001	55,412	13,311	—	120,928

Total current liabilities	7,194	942,984	955,259	633,252	(1,964,684)	574,005

Noncurrent liabilities
Long-term debt	—	1,192,500	2,148	—	—	1,194,648
Intercompany notes payable—noncurrent	—	—	1,296,121	42,944	(1,339,065)	—
Deferred income tax liabilities—noncurrent	—	2,300	16,145	8,866	—	27,311
Other noncurrent obligations	—	—	226,708	12,579	—	239,287

Total noncurrent liabilities	—	1,194,800	1,541,122	64,389	(1,339,065)	1,461,246

Commitments and contingencies (Note 15)
Shareholders’ equity	320,865	1,046,144	1,112,332	98,374	(2,256,850)	320,865

Total liabilities and shareholders’ equity	$328,059	$3,183,928	$3,608,713	$796,015	$(5,560,599)	$2,356,116

SUPPLEMENTAL CONDENSED CONSOLIDATING BALANCE SHEET

(In thousands)

	December 31, 2013
	Parent Guarantor	Issuers	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminations	Consolidated
Assets
Current assets
Cash and cash equivalents	$2	$954	$154,770	$40,777	$—	$196,503
Accounts receivable, net of allowance	—	—	272,745	444,739	(2)	717,482
Intercompany receivables	—	554,795	1,242,405	93,841	(1,891,041)	—
Inventories	—	—	439,952	93,019	(2,780)	530,191
Deferred income tax assets	—	—	5,077	4,743	—	9,820
Other current assets	—	3,954	4,386	14,410	—	22,750

Total current assets	2	559,703	2,119,335	691,529	(1,893,823)	1,476,746

Investments in unconsolidated affiliates	—	—	155,887	—	—	155,887
Property, plant and equipment, net	—	—	476,137	130,290	—	606,427
Other assets
Goodwill	—	—	37,273	—	—	37,273
Other intangible assets, net	—	—	171,352	162	—	171,514
Investments in subsidiaries	343,429	1,232,608	615,153	—	(2,191,190)	—
Intercompany notes receivable—noncurrent	—	1,359,637	17,739	—	(1,377,376)	—
Deferred income tax assets—noncurrent	—	—	36,260	6,678	—	42,938
Deferred charges and other assets	—	48,801	33,607	990	598	83,996

Total other assets	343,429	2,641,046	911,384	7,830	(3,567,968)	335,721

Total assets	$343,431	$3,200,749	$3,662,743	$829,649	$(5,461,791)	$2,574,781

Liabilities and shareholder’s equity
Current liabilities
Short-term borrowings	$—	$3,646	$—	$5,108	$—	$8,754
Accounts payable	—	2,570	436,147	70,378	(2)	509,093
Intercompany payables	158	763,022	550,741	576,354	(1,890,275)	—
Income taxes payable	—	—	9,407	276	—	9,683
Deferred income tax liabilities	—	—	784	2,119	—	2,903
Accrued expenses and other current liabilities	71	58,977	66,061	11,020	—	136,129

Total current liabilities	229	828,215	1,063,140	665,255	(1,890,277)	666,562

Noncurrent liabilities
Long-term debt	—	1,325,000	2,667	—	—	1,327,667
Intercompany notes payable—noncurrent	—	—	1,347,773	29,602	(1,377,375)	—
Deferred income tax liabilities—noncurrent	—	1,600	17,115	8,217	—	26,932
Other noncurrent obligations	—	—	198,479	11,939	—	210,418

Total noncurrent liabilities	—	1,326,600	1,566,034	49,758	(1,377,375)	1,565,017

Commitments and contingencies (Note 15)
Shareholder’s equity	343,202	1,045,934	1,033,569	114,636	(2,194,139)	343,202

Total liabilities and shareholder’s equity	$343,431	$3,200,749	$3,662,743	$829,649	$(5,461,791)	$2,574,781

SUPPLEMENTAL CONDENSED CONSOLIDATING STATEMENT OF COMPREHENSIVE

INCOME (LOSS)

(In thousands)

	Year Ended December 31, 2014
	Parent Guarantor	Issuers	Guarantor Subsidiaries	Non- Guarantor Subsidiaries	Eliminations	Consolidated
Net sales	$—	$—	$4,684,218	$1,366,437	$(922,694)	$5,127,961
Cost of sales	—	560	4,425,078	1,322,771	(917,769)	4,830,640

Gross profit	—	(560)	259,140	43,666	(4,925)	297,321
Selling, general and administrative expenses	11,822	18,405	180,730	21,629	—	232,586
Equity in earnings of unconsolidated affiliates	—	—	47,749	—	—	47,749

Operating income (loss)	(11,822)	(18,965)	126,159	22,037	(4,925)	112,484
Interest expense, net	—	120,910	1,535	2,478	—	124,923
Intercompany interest expense (income), net	12	(81,551)	69,902	11,609	28	—
Loss on extinguishment of long-term debt	—	7,390	—	—	—	7,390
Other expense (income), net	6,330	17,742	(3,323)	7,052	(17)	27,784
Equity in loss (earnings) of subsidiaries	49,132	(59,281)	32,878	—	(22,729)	—

Income (loss) before income taxes	(67,296)	(24,175)	25,167	898	17,793	(47,613)
Provision for (benefit from) income taxes	36	1,409	15,004	4,011	(741)	19,719

Net income (loss)	$(67,332)	$(25,584)	$10,163	$(3,113)	$18,534	$(67,332)

Comprehensive income (loss)	$(230,927)	$(189,179)	$(150,388)	$(6,157)	$345,724	$(230,927)

	Year Ended December 31, 2013
	Parent Guarantor	Issuers	Guarantor Subsidiaries	Non- Guarantor Subsidiaries	Eliminations	Consolidated
Net sales	$—	$—	$4,793,183	$1,476,538	$(962,307)	$5,307,414
Cost of sales	—	996	4,485,470	1,427,391	(964,453)	4,949,404

Gross profit	—	(996)	307,713	49,147	2,146	358,010
Selling, general and administrative expenses	10,073	3,981	181,756	21,048	—	216,858
Equity in earnings of unconsolidated affiliates	—	—	39,138	—	—	39,138

Operating income (loss)	(10,073)	(4,977)	165,095	28,099	2,146	180,290
Interest expense, net	—	125,711	3,656	2,671	—	132,038
Intercompany interest expense (income), net	7	(88,851)	76,042	12,803	(1)	—
Loss on extinguishment of long-term debt	—	20,744	—	—	—	20,744
Other expense (income), net	6	(32,325)	39,534	20,647	15	27,877
Equity in loss (earnings) of subsidiaries	12,128	(44,373)	(3,346)	—	35,591	—

Income (loss) before income taxes	(22,214)	14,117	49,209	(8,022)	(33,459)	(369)
Provision for (benefit from) income taxes	4	1,735	16,964	2,593	553	21,849

Net income (loss)	$(22,218)	$12,382	$32,245	$(10,615)	$(34,012)	$(22,218)

Comprehensive income (loss)	$41,587	$76,187	$91,240	$(5,805)	$(161,622)	$41,587

SUPPLEMENTAL CONDENSED CONSOLIDATING STATEMENT OF COMPREHENSIVE

INCOME (LOSS)

(In thousands)

	Year Ended December 31, 2012
	Parent Guarantor	Issuers	Guarantor Subsidiaries	Non- Guarantor Subsidiaries	Eliminations	Consolidated
Net sales	$—	$—	$4,947,970	$1,613,401	$(1,109,462)	$5,451,909
Cost of sales	—	279	4,691,834	1,532,264	(1,109,189)	5,115,188

Gross profit	—	(279)	256,136	81,137	(273)	336,721
Selling, general and administrative expenses	7,374	3,994	147,454	23,247	—	182,069
Equity in earnings of unconsolidated affiliates	—	—	27,140	—	—	27,140

Operating income (loss)	(7,374)	(4,273)	135,822	57,890	(273)	181,792
Interest expense, net	—	104,069	917	4,985	—	109,971
Intercompany interest expense (income), net	1	(88,245)	76,510	11,782	(48)	—
Other expense (income), net	4	(20,515)	21,376	23,125	(11)	23,979
Equity in loss (earnings) of subsidiaries	(37,661)	(53,200)	(75,950)	—	166,811	—

Income (loss) before income taxes	30,282	53,618	112,969	17,998	(167,025)	47,842
Provision for (benefit from) income taxes	—	(808)	22,159	(3,739)	(52)	17,560

Net income (loss)	$30,282	$54,426	$90,810	$21,737	$(166,973)	$30,282

Comprehensive income (loss)	$1,667	$25,811	$59,111	$24,821	$(109,743)	$1,667

SUPPLEMENTAL CONDENSED CONSOLIDATING STATEMENT OF CASH FLOWS

(In thousands)

	Year Ended December 31, 2014
	Parent Guarantor	Issuers	Guarantor Subsidiaries	Non- Guarantor Subsidiaries	Eliminations	Consolidated
Cash flows from operating activities
Cash provided by (used in) operating activities	$(1,079)	$(58,667)	$107,137	$81,641	$(11,811)	$117,221
Cash flows from investing activities
Capital expenditures	—	—	(85,021)	(13,585)	—	(98,606)
Proceeds from the sale of businesses and other assets	—	—	—	6,257	—	6,257
Payment for working capital adjustment from sale of business	—	—	(700)	—	—	(700)
Distributions from unconsolidated affiliates	—	—	978	—	—	978
Investments in subsidiaries	(196,400)	(199,400)	(196,626)	—	592,426	—
Intercompany investing activities	—	2,462	(181,036)	—	178,574	—
(Increase) / decrease in restricted cash	—	—	(533)	—	—	(533)

Cash provided by (used in) investing activities	(196,400)	(196,938)	(462,938)	(7,328)	771,000	(92,604)

Cash flows from financing activities
Proceeds from initial public offering, net of offering costs	198,087	—	—	—	—	198,087
Intercompany short-term borrowings, net	295	14,254	(34,986)	(927)	21,364	—
Short-term borrowings, net	—	(3,646)	(273)	(52,982)	—	(56,901)
Contributions from parent companies	—	189,400	395,800	7,226	(592,426)	—
Distributions to parent companies	—	—	—	(11,811)	11,811	—
Repayments of Senior Notes	—	(132,500)	—	—	—	(132,500)
Proceeds from (repayments of) intercompany long-term debt	—	189,400	13,000	(2,462)	(199,938)	—
Proceeds from Accounts Receivable Securitization Facility	—	—	—	308,638	—	308,638
Repayments of Accounts Receivable Securitization Facility	—	—	—	(309,205)	—	(309,205)

Cash provided by (used in) financing activities	198,382	256,908	373,541	(61,523)	(759,189)	8,119
Effect of exchange rates on cash	(1)	396	(6,404)	(2,444)	—	(8,453)

Net change in cash and cash equivalents	902	1,699	11,336	10,346	—	24,283
Cash and cash equivalents—beginning of period	2	954	154,770	40,777	—	196,503

Cash and cash equivalents—end of period	$904	$2,653	$166,106	$51,123	$—	$220,786

SUPPLEMENTAL CONDENSED CONSOLIDATING STATEMENT OF CASH FLOWS

(In thousands)

	Year Ended December 31, 2013
	Parent Guarantor	Issuers	Guarantor Subsidiaries	Non- Guarantor Subsidiaries	Eliminations	Consolidated
Cash flows from operating activities
Cash provided by (used in) operating activities	$(78)	$27,101	$34,470	$149,842	$—	$211,335
Cash flows from investing activities
Capital expenditures	—	—	(61,573)	(11,971)	—	(73,544)
Proceeds from capital expenditures subsidy	—	—	18,769	—	—	18,769
Proceeds from the sale of businesses and assets	—	—	15,221	—	—	15,221
Advance payment refunded	—	—	—	(2,711)	—	(2,711)
Distributions from unconsolidated affiliates	—	—	1,055	—	—	1,055
Intercompany investing activities	—	(4,000)	(43,012)	—	47,012	—
Decrease in restricted cash	—	—	—	7,852	—	7,852

Cash provided by (used in) investing activities	—	(4,000)	(69,540)	(6,830)	47,012	(33,358)

Cash flows from financing activities
Deferred financing fees	—	(47,488)	(767)	—	—	(48,255)
Intercompany short-term borrowings, net	77	37,793	5,991	(849)	(43,012)	—
Short-term borrowings, net	—	(7,727)	(267)	(34,883)	—	(42,877)
Proceeds from issuance of intercompany long-term debt	—	—	—	4,000	(4,000)	—
Repayments of Term Loans	—	(1,239,000)	—	—	—	(1,239,000)
Proceeds from issuance of Senior Notes	—	1,325,000	—	—	—	1,325,000
Proceeds from issuance of Accounts Receivable Securitization Facility	—	—	—	376,630	—	376,630
Repayments of Accounts Receivable Securitization Facility	—	—	—	(471,696)	—	(471,696)
Proceeds from the draw of revolving debt	—	405,000	—	—	—	405,000
Repayments on the revolving debt	—	(525,000)	—	—	—	(525,000)

Cash provided by (used in) financing activities	77	(51,422)	4,957	(126,798)	(47,012)	(220,198)
Effect of exchange rates on cash	—	(136)	2,795	(292)	—	2,367

Net change in cash and cash equivalents	(1)	(28,457)	(27,318)	15,922	—	(39,854)
Cash and cash equivalents—beginning of period	3	29,411	182,088	24,855	—	236,357

Cash and cash equivalents—end of period	$2	$954	$154,770	$40,777	$—	$196,503

SUPPLEMENTAL CONDENSED CONSOLIDATING STATEMENT OF CASH FLOWS

(In thousands)

	Year Ended December 31, 2012
	Parent Guarantor	Issuers	Guarantor Subsidiaries	Non- Guarantor Subsidiaries	Eliminations	Consolidated
Cash flows from operating activities
Cash provided by (used in) operating activities	$(48)	$7,865	$113,446	$64,852	$—	$186,115
Cash flows from investing activities
Capital expenditures	—	—	(110,746)	(7,758)	—	(118,504)
Proceeds from capital expenditures subsidy	—	—	6,079	—	—	6,079
Proceeds from the sale of property, plant and equipment	—	—	206	47	—	253
Advance payment received	—	—	—	2,602	—	2,602
Investments in subsidiaries	(162,155)	—	(22,155)	—	184,310	—
Intercompany investing activities	—	144,463	68,268	—	(212,731)	—
Increase in restricted cash	—	—	—	(7,725)	—	(7,725)

Cash provided by (used in) investing activities	(162,155)	144,463	(58,348)	(12,834)	(28,421)	(117,295)

Cash flows from financing activities
Deferred financing fees	—	(7,392)	(688)	—	—	(8,080)
Intercompany short-term borrowings, net	51	(49,818)	1,444	(18,625)	66,948	—
Short-term borrowings, net	—	(4,159)	(407)	(33,321)	—	(37,887)
Contributions from parent companies	—	22,155	162,155	—	(184,310)	—
Capital contributions from shareholder	162,155	—	—	—	—	162,155
Repayments of intercompany indebtedness	—	—	(144,183)	(1,600)	145,783	—
Repayments of Term Loans	—	(147,000)	—	—	—	(147,000)
Proceeds from issuance of Accounts Receivable Securitization Facility	—	—	—	113,828	—	113,828
Repayments of Accounts Receivable Securitization Facility	—	—	—	(130,233)	—	(130,233)
Proceeds from the draw of revolving debt	—	1,105,000	—	—	—	1,105,000
Repayments on the revolving debt	—	(1,135,000)	—	—	—	(1,135,000)

Cash provided by (used in) financing activities	162,206	(216,214)	18,321	(69,951)	28,421	(77,217)
Effect of exchange rates on cash	—	16	246	(821)	—	(559)

Net change in cash and cash equivalents	3	(63,870)	73,665	(18,754)	—	(8,956)
Cash and cash equivalents—beginning of period	—	93,281	108,423	43,609	—	245,313

Cash and cash equivalents—end of period	$3	$29,411	$182,088	$24,855	$—	$236,357

TRINSEO S.A.

SCHEDULE II—FINANCIAL STATEMENT SCHEDULE

VALUATION AND QUALIFYING ACCOUNTS

(In Millions)

	Balance at Beginning of the Period	Charged to Cost and Expense	Deduction from Reserves		Currency Translation Adjustments	Balance at End of the Period
Allowance for doubtful accounts:
Year ended December 31, 2014	$5.9	$1.1	$(0.0	)(a)	$(0.7)	$6.3
Year ended December 31, 2013	8.4	(3.0)	(0.1	)(a)	0.6	5.9
Year ended December 31, 2012	8.7	0.3	(0.3	)(a)	(0.3)	8.4

Tax valuation allowances:
Year ended December 31, 2014	$50.4	$18.2	$—		$(1.7)	$66.9
Year ended December 31, 2013	41.3	10.7	—		(1.6)	50.4
Year ended December 31, 2012	47.4	(5.5)	—		(0.6)	41.3

(a)	Amounts written off, net of recoveries. Amount in 2014 is less than $0.1 million.